Exhibit 10.14

PARK WEST COMMERCE CENTER

LEASE

BY AND BETWEEN

PW COMMERCE CENTER LP,

a Texas limited partnership,

as Landlord

AND

ZS PHARMA, INC.,

a Delaware corporation,

as Tenant

Table of Contents

1.	Basic Lease Terms	1

2.	Delivery of Possession, Initial Improvements, Commencement	3

3.	Lease Term; Early Occupancy	4

4.	Rent Payment	4

5.	Security Deposit	5

6.	Use of the Premises; Hazardous Substances	5

7.	Utility Charges; Building Maintenance	8

8.	Taxes, Assessments and Operating Expenses	11

9.	Parking and Storage Areas	13

10.	Indemnification	14

11.	Insurance; Waiver of Subrogation	14

12.	Property Damage	15

13.	Condemnation	16

14.	Assignment, Subletting and Other Transfers	16

15.	Tenant Default	18

16.	Landlord Default	21

17.	Surrender at Expiration or Termination	21

18.	Mortgage or Sale by Landlord; Estoppel Certificates	22

19.	Liens	23

20.	Attorneys Fees; Waiver of Jury Trial	23

21.	Limitation on Liability; Transfer by Landlord	23

22.	Real Estate Brokers; Finders	24

23.	Other	24

24.	Landlord’s Lien	27

25.	Special Provisions	27

Park West Commerce Center

Coppell, Texas

Page i

LEASE

For valuable consideration, Landlord and Tenant hereby covenant and agree as follows:

1. Basic Lease Terms.

1.1. Reference Date of Lease. February    , 2013

1.2. Landlord. PW COMMERCE CENTER LP, a Texas limited partnership (“Landlord”)

Address for Payment of Rent:	PW Commerce Center LP PAC/SIB L.L.C. 13012 Collections Center Drive Chicago, IL 60693 Telephone (503) 624-6300 Facsimile (503) 624-7755

Address For Notices:	PW Commerce Center LP Attn: Real Estate Counsel 15350 SW Sequoia Pkwy, Ste 300 Portland, OR 97224

Additional Contact	Telephone (503) 624-6300
Information:	Facsimile (503) 624-7755

with a copy to:	PW Commerce Center LP c/o Stream Realty Partners, L.P. 11701 Luna Road, Suite 120 Farmers Branch, TX 75234 Telephone (972) 831-9400 Facsimile (972) 869-0180

1.3. Tenant. ZS PHARMA, INC., a Delaware corporation (“Tenant”)

Trade Name:	N/A

Address for Invoices:	508 Wrangler Drive, Suite 100 Coppell, Texas 75019

Address for Notices:	508 Wrangler Drive, Suite 100 Coppell, Texas 75019

Additional Contact Information:	Telephone (817) 727-4150
Facsimile (817) 887-0894

Taxpayer ID Number:	26-3305698

1.4. Building. The approximately 116,285 square foot building shown on the site plan attached hereto as Exhibit A (the “Site Plan”), and referred to thereon as “Building 3” (the “Building”). The Building has the local address of 508 Wrangler Drive, Coppell, Texas 75019.

1.5. Premises; Premises Area. That portion of the Building commonly referred to as Suite 100, such portion being more particularly depicted on Exhibit A-1 attached hereto (the “Premises”). For purposes hereof, the Premises is deemed to comprise approximately 25,682 square feet of space in the Building (the “Premises Area”), which area has been calculated to include Tenant’s proportionate share of the Building’s electrical room.

1.6. Outside Area. All areas and facilities within the Park (as defined below) not appropriated to the exclusive occupancy of tenants, including all non-reserved vehicle parking areas, traffic lanes, driveways, sidewalks, pedestrian walkways, landscaped areas, signs, service delivery facilities, truck maneuvering areas, trash disposal facilities, common storage areas,

Park West Commerce Center

Coppell, Texas

common utility facilities and all other areas for non-exclusive use (the “Outside Area”). Landlord reserves the right to change, reconfigure or rearrange the Outside Area and to do such other acts in and to the Outside Area as Landlord deems necessary or desirable, so long as such activities do not materially and adversely affect or prohibit Tenant’s access to or use of the Premises.

1.7. Park. The project in which the Premises and Building are located (and which includes the Premises and Building) is commonly known as “Park West Commerce Center” business park (the “Park”), as more particularly depicted on the Site Plan, and is comprised of approximately 466,541 total square feet of improved space. Landlord reserves the right to develop, change, reconfigure or rearrange any portion of the Park other than the Premises and to do such other acts in and to any portion of the Park as Landlord deems necessary or desirable.

1.8. Permitted Use. General office, manufacturing (including, without limitation, the manufacturing of pharmaceuticals) and warehouse use, and for no other use (the “Permitted Use”). The Permitted Use shall include the use of kitchen and eating facilities, vending machines, computer and telecommunications facilities, data processing and transmission and copying facilities for the benefit of Tenant’s employees and invitees.

1.9. Lease Term.

Commencement Date: The later of (i) April 1, 2013 and (ii) the Completion Date (as defined in Exhibit C) (the “Commencement Date”).

Expiration Date: The last day of the calendar month that is one hundred twenty-five (125) full calendar months after the Commencement Date (such date, the “Expiration Date”), subject to extension thereof pursuant to the provisions of Paragraph 1.15 below.

Number of Full Calendar Months: Approximately one hundred twenty-five (125); provided, however, if the Commencement Date does not occur on the first day of a month, the Lease Term shall include that portion of the month in which the Commencement Date occurs which follows the Commencement Date.

Lease Month: The term “Lease Month” shall mean each of the twelve (12) calendar months occurring after the Commencement Date, except that if the Commencement Date is not the first day of a calendar month, then the first Lease Month shall be the period from the Commencement Date through the final day of the following calendar month.

1.10. Base Rent. Subject to Paragraph 4.1, monthly payments of base rent (“Base Rent”) shall be according to the following schedule:

Lease Months	Monthly Base Rent
01-05	$0.00	*
06-41	$12,519.98
42-65	$13,055.02
66-101	$13,590.06
102-125	$14,232.11

*	Notwithstanding anything to the contrary herein, Landlord and Tenant agree that Tenant shall not be required to pay any Base Rent, and no Base Rent shall accrue or be owing by Tenant hereunder, for a period of five (5) months following the Commencement Date (such period, the “Base Rent Abatement Period”); provided, however, if the Commencement Date does not occur on the first day of a calendar month, then Base Rent owing by Tenant for the calendar month during which the Base Rent Abatement Period shall expire shall be equal to the monthly Base

Park West Commerce Center

Coppell, Texas

Rent set forth in the chart above, prorated to reflect the actual number of days remaining in such month after the expiration of the Base Rent Abatement Period, which amount shall be paid to Landlord on the first (1st) day of the calendar month in which the Base Rent Abatement Period is to expire. During the Base Rent Abatement Period, Tenant shall be required to make payments of Tenant’s Proportionate Share of Taxes and Operating Expenses as hereinafter described.

1.11. Security Deposit. $18.555.25 (the “Security Deposit”).

1.12. Tenant’s Proportionate Share(s). Subject to Paragraph 8.2, Tenant’s initial proportionate share for (i) Taxes (as defined in Paragraph 8.3) is 22.09%, (ii) that portion of Operating Expenses (as defined in Paragraph 8.4) consisting solely of insurance is 22.09%, and (iii) all Operating Expenses other than insurance is 5.50%.

1.13. CC&Rs. That certain Declaration of Protective Covenants of Park West Commerce Center, Coppell, Texas, dated May 10, 1990 and filed in Volume 91008, Page 0205 of the Deed Records of Dallas County, Texas, as amended by that certain Assignment effective as of November 24, 1993 by The Prentiss/Copley Investment Group, a Delaware joint venture, to Park West Commerce Center, LLC, a Texas limited liability company, filed in Volume 94094, Page 05158 of the Deed Records of Dallas County, Texas (as may be further amended from time to time, the “CC&Rs”).

1.14. Landlord’s Work. Those improvements to the Premises to be constructed by Landlord pursuant to the terms and provisions of Exhibit C attached hereto (“Landlord’s Work”).

1.15. Renewal Term. The Lease Term may be extended for one (1) renewal term of five (5) years (the “Renewal Term”), with exercise of the Renewal Term being subject to the conditions set forth in Paragraph 25.1.

This lease (this “Lease”) is entered into by Landlord and Tenant on the date described as the “Reference Date of Lease” set forth in the Basic Lease Terms.

2. Delivery of Possession, Initial Improvements, Commencement.

2.1. Delivery. Landlord shall deliver possession of the Premises to Tenant upon Landlord’s Work being Substantially Complete (as hereinafter defined). Landlord shall use good faith efforts to Substantially Complete Landlord’s Work by April 1, 2013. Should Landlord be unable to deliver possession of the Premises by such date with Landlord’s Work Substantially Complete, (i) Tenant shall take possession of the Premises when Landlord notifies Tenant that the Premises are ready for delivery to Tenant as set forth in this Lease, (ii) the Commencement Date shall be deferred (and Rent shall not commence) until Landlord delivers notice tendering possession to Tenant with Landlord’s Work Substantially Complete, and (iii) Rent shall not commence until the occurrence of the Commencement Date, provided such delay is not caused by Tenant or Tenant’s employees, agents or contractors. Landlord shall have no liability to Tenant for any such delays in the delivery of possession and neither Landlord nor Tenant shall have the right to terminate this Lease as the result of such delays; provided, however, that Landlord may cancel this Lease without liability to Tenant if permission to construct the Premises or use or furnish necessary utilities to the Premises is denied or revoked by any governmental agency or public utility with such authority. As used herein, the term “Substantially Complete” shall mean the date (i) that, in the reasonable opinion of the Landlord’s contractor or architect, Landlord’s Work has been completed in accordance with Exhibit C, subject only to completion of minor punch list items, the completion of which shall not unreasonably interfere with Tenant’s ability to utilize the Premises, and (ii) that Landlord has obtained any certificates of occupancy necessary to allow Tenant to occupy the Premises. The existence of any “punch list” type items shall not postpone the Commencement Date of this Lease.

2.2. Condition of Premises; Initial Improvements. Landlord has agreed to construct Landlord’s Work without additional charge to Tenant, provided that the aggregate cost of such work (including, without limitation, all architectural, engineering, construction, construction management [including, but not limited to, the Construction Management Fee (as defined in Exhibit C)] and permitting fees) shall not exceed Two Hundred Eight Thousand Twenty-Four and 20/100 Dollars ($208,024.20) (based on $8.10 per square foot of space in the Premises) (the

Park West Commerce Center

Coppell, Texas

“Improvement Allowance”). However, if the aggregate cost of Landlord’s Work (including any changes with respect to Landlord’s Work requested by Tenant pursuant to Exhibit C) actually exceeds the Improvement Allowance, all such excess costs actually incurred by Landlord shall be paid to Landlord in full in cash by Tenant, and such payments shall be made by Tenant within thirty (30) days following Landlord’s written request therefor (which request shall include paid invoices in respect of such costs). Tenant hereby acknowledges that Tenant has inspected the Premises and, subject to Landlord’s performance of Landlord’s Work, agrees to accept the same “AS IS,” “WHERE AS” and in their present condition, and without any representation or warranty by or from Landlord as to the condition of the Premises, the habitability of the Premises, the fitness of the Premises for the Permitted Use and/or the conduct of Tenant’s business in the Premises, or the zoning of the Premises. Notwithstanding the foregoing, Landlord agrees that, on the Commencement Date, the Premises shall comply with all Applicable Laws (defined below), including Title III of the American With Disabilities Act.

3. Lease Term; Early Occupancy.

The term of this Lease shall commence on the Commencement Date and expire on the Expiration Date (the “Lease Term”). Landlord and Tenant shall each have a one (l)-time right to obtain written confirmation of the Commencement Date and Expiration Date, which written confirmation shall be delivered to the requesting party by the other party within fifteen (15) days following receipt of written request therefor. If Tenant enters the Premises prior to the Commencement Date with Landlord’s express written permission (e.g., for the purpose of installing Tenant’s fixtures, cabling and other tenant installations) (“Early Entry”), the Expiration Date shall be unchanged by such Early Entry. All provisions of this Lease shall be in effect from the date of Early Entry, except that Tenant’s obligation to pay Rent shall not commence to accrue until the Commencement Date, subject to the Base Rent Abatement Period.

4. Rent Payment.

4.1. Base Rent; Additional Rent. During the Lease Term, Tenant shall pay to Landlord the Base Rent for the Premises set forth in the Basic Lease Terms and all amounts other than Base Rent that this Lease requires (“Additional Rent”) without demand, deduction or offset, except as otherwise expressly set forth in this Lease. Payment shall be made in U.S. currency by checks payable to Landlord and mailed to the address for rent payments as set forth above in the Basic Lease Terms or as otherwise may be designated in writing by Landlord. Simultaneous with Tenant’s execution and delivery of this Lease to Landlord, Tenant shall pay to Landlord, in addition to the Security Deposit (if any), (i) the sum of $12,519.98 in Base Rent, which amount shall be applied by Landlord to Base Rent as it first becomes due and payable by Tenant hereunder pursuant to Paragraph 1.10 above, plus (ii) the sum of $4,323.14 as the first monthly installment of Tenant’s proportionate share of Taxes and Operating Expenses, which amount shall be applied by Landlord to Additional Rent becoming due and payable by Tenant hereunder on the Commencement Date. Thereafter, Base Rent (subject to the provisions of Paragraph 1.10 above) and Additional Rent shall be payable in advance on the first day of each month during the Lease Term as set forth herein and in Paragraph 8.1. Base Rent and Additional Rent for any partial month during the Lease Term shall be prorated to reflect the number of days during the relevant month. Payment by Tenant or receipt by Landlord of any amount less than the full Base Rent or Additional Rent due from Tenant, or any disbursement or statement on any check or letter accompanying any check or rent payment, shall not in any event be deemed an accord and satisfaction. Landlord may accept such check or payment without prejudice to Landlord’s right to recover the balance of such rental or pursue any other remedy provided in this Lease. Base Rent, Additional Rent and all other payments and charges becoming due under this Lease are sometimes referred to herein as “Rent.”

4.2. Lockbox Payments. If Landlord directs Tenant to pay Base Rent, Additional Rent or other charges under this Lease to a “lockbox” or other depository whereby checks issued in payment of such items are initially cashed or deposited by a person or entity other than Landlord (albeit on Landlord’s authority) then, for any and all purposes under this Lease: (i) Landlord shall not be deemed to have accepted such payment until five (5) days after the date on which Landlord shall have actually received such funds, (ii) Landlord shall be deemed to have accepted such payment if (and only if), within said five (5) day period, Landlord shall not have refunded (or attempted to refund) such payment to Tenant and (iii) Landlord shall not be bound by any endorsement or statement on any check or any letter accompanying any check or payment and no

Park West Commerce Center

Coppell, Texas

such endorsement, statement or letter shall be deemed an accord and satisfaction; provided, however, the foregoing provisions shall not be construed in such a manner so as to render late or untimely any payment made by Tenant in accordance with the terms of this Lease or to otherwise modify or affect the date of the receipt of any payment from Tenant. Landlord or Landlord’s bank may accept such check or payment without prejudice to Landlord’s right to recover the balance of such Rent or pursue any other remedy provided in this Lease, at law or in equity.

5. Security Deposit.

Simultaneous with Tenant’s execution and delivery of this Lease to Landlord, Tenant shall pay the Security Deposit stated in the Basic Lease Terms. The Security Deposit shall be held by Landlord to secure Tenant’s obligations under this Lease; however, the Security Deposit is neither an advance rental deposit nor a measure of Landlord’s damages for a default by Tenant under this Lease. Landlord may commingle the Security Deposit with its funds and shall have no obligation to pay any interest on the Security Deposit. Following the occurrence, and during the continuance, of a default beyond any applicable notice or cure periods, Landlord shall have the right to offset against the Security Deposit any sums owing from Tenant to Landlord and not paid when due, any damages caused by Tenant’s default, the cost of curing any default by Tenant should Landlord elect to do so, and the cost of performing any repair, maintenance or cleanup that is the responsibility of Tenant under this Lease. Offset against the Security Deposit shall not be an exclusive remedy in any of the above cases but may be invoked by Landlord, at its option, in addition to any other remedy provided by law or this Lease for Tenant’s nonperformance. Landlord shall give notice to Tenant each time an offset is claimed against the Security Deposit, and unless this Lease is terminated, Tenant shall, within ten (10) days after receipt of such notice, deposit with Landlord a sum equal to the amount of the offset so that the total deposit amount, net of offset, shall remain constant throughout the Lease Term. Tenant’s failure to make such deposit within such 10-day period shall constitute default under this Lease. Any remaining balance of such Security Deposit (together with a reasonable accounting and supporting evidence of the amounts, if any, withheld from the Security Deposit) shall be returned by Landlord to Tenant (or, at Landlord’s option, to the last assignee of Tenant) when Tenant’s obligations under this Lease have been fulfilled.

6. Use of the Premises; Hazardous Substances.

6.1. Permitted Use. Subject to Tenant’s acknowledgment set forth in Paragraph 2.2 and Tenant’s compliance with the provisions of Paragraph 6.2 below, the Premises shall be used for the Permitted Use set forth in the Basic Lease Terms and for no other purpose without Landlord’s prior written consent, which consent shall not be unreasonably withheld, conditioned or delayed by Landlord and which shall be given or withheld by Landlord in writing delivered to Tenant within ten (10) days following written request by Tenant.

6.2. Compliance with Applicable Laws and Requirements. In connection with its use of the Premises, Tenant shall at its expense comply with the CC&Rs, all applicable laws, ordinances, regulations, codes and orders of any governmental or other public authority, including, without limitation, any and all Environmental Laws as defined in Paragraph 6.7.6 (collectively, together with any supplements or modifications thereto, “Applicable Laws”), and also including, without limitation, those requiring alteration of the Premises because of Tenant’s specific use or required pursuant to Paragraph 6.7; shall create no nuisance nor allow any objectionable liquid, odor, or noise to be emitted from the Premises; shall not operate any receiver or transmitter, or other electrical device, from which electrical waves or frequencies emanate that materially and adversely interfere with or impair the business or operations of any other tenant of the Building or Park; shall store no gasoline or other highly combustible materials on the Premises which would violate any applicable fire code or regulation nor conduct any operation that shall increase Landlord’s fire insurance rates for the Premises, the Building or the Park; shall not invalidate or impair any roof warranty; and shall not overload the floors or electrical circuits of the Premises. Tenant, at Tenant’s sole cost and expense, shall obtain and maintain any and all permits and licenses required in order for Tenant to operate the Permitted Use in the Premises. Any power-driven machinery or equipment which Tenant proposes to install shall be subject to Landlord’s prior written consent; without limiting the foregoing, such consent may be conditioned upon Tenant retaining at Tenant’s sole cost and expense (i) a qualified electrician selected by Landlord whose opinion shall control regarding electrical circuits and (ii) a qualified engineer or architect selected by Landlord whose opinion shall control regarding floor loads. Allowable ground floor load shall not exceed five hundred (500) pounds per square foot.

Park West Commerce Center

Coppell, Texas

6.3. Storage. Without limiting the foregoing and subject to Paragraph 6.5, Tenant, at Tenant’s sole cost and expense, shall make such alterations and additions to the Premises and the Building required due to Tenant’s racking configuration and storage of products within the Premises. Such alterations and additions to the Premises may be required for compliance with applicable building and fire codes, and may include, without limitation, installation of fire rated separation walls, fire sprinkler system upgrades, racking sprinklers, smoke vents, curtain boards, small hose stations and firefighter entrances.

6.4. Signage. Tenant, at Tenant’s sole cost and expense, may install building signage stating Tenant’s name and including its company logo above the entrance to the Premises, subject to first securing Landlord’s written approval of the size, color, design, wording, location and method of installation, which approval shall not be unreasonably withheld, conditioned or delayed. All signage and the installation and maintenance thereof shall comply with all Applicable Laws and Landlord’s then current signage criteria for the Park. The current signage criteria for the Park is attached hereto as Exhibit B. No signs shall be painted on the Building or exceed the height of the Building. All signs installed by Tenant shall be removed, at Tenant’s sole cost and expense, upon the expiration or earlier termination of this Lease with the sign location restored to its former state.

6.5. Alterations. Tenant shall make no alterations, additions or improvements to the Premises without Landlord’s prior written consent as provided herein and without a valid building permit issued by the appropriate governmental agency, to the extent required. To the extent that any alterations, additions or improvements to the Premises constitute Major Alterations (as defined below), Landlord may withhold its consent in Landlord’s sole and absolute discretion; otherwise, Landlord’s consent to any alterations, additions or improvements to the Premises other than Major Alterations shall not be unreasonably withheld; provided, in any event, Landlord shall respond to any request by Tenant with respect to any such alterations, additions or improvements within ten (10) days following Landlord’s receipt of such request (it being understood and agreed that such response may be to request additional information with respect to such proposed alterations, additions or improvements; or to advise Tenant that Landlord requires additional time to review any intricate or complex alterations, additional or improvements, not to exceed 30 days). Tenant shall reimburse Landlord for reasonable and actual costs incurred by Landlord in having any plans and other items submitted by Tenant in connection with such proposed alterations, additions or improvements reviewed by third party consultants. As used herein, “Major Alterations” shall mean any alterations, additions or improvements (i) which are visible from outside the Premises and/or Building (including design and aesthetic changes), and/or (ii) to the exterior of the Building, the roof of the Building, the heating, ventilation and/or air conditioning systems serving the Premises, the fire sprinkler, plumbing, electrical, mechanical and/or any other systems serving the Premises, any interior, load-bearing walls, the foundation and/or the slab of the Building. Tenant shall notify Landlord in writing at least fifteen (15) days prior to commencement of any such work to enable Landlord to post a Notice of Non-Responsibility or other notice permitted by Applicable Law before the commencement of such work. Any and all such alterations, additions or improvements shall comply with all Applicable Laws including, without limitation, obtaining any required permits or other governmental approvals. Upon termination of this Lease, any alterations, additions and improvements (including without limitation all electrical, lighting, plumbing, heating and air-conditioning equipment, doors, windows, partitions, drapery, carpeting, shelving, counters, and physically attached fixtures) made by Tenant shall at once become part of the realty and belong to Landlord unless the terms of the applicable consent provide otherwise, or Landlord requests, at the time of Landlord’s providing of its approval of any such alterations, additions and improvements, that part or all of the additions, alterations or improvements be removed. In such case, Tenant, at its sole cost and expense, shall promptly remove the specified additions, alterations or improvements and shall fully repair and restore the relevant portion(s) of the Premises to the condition in which Tenant is otherwise required to surrender the Premises under Paragraph 17.1.

6.6. Cabling. Tenant shall not install or cause to be installed any cabling or wiring (collectively, “Cabling”) without the prior written consent of Landlord as provided in Paragraph 6.5. Any installation of Cabling shall be performed pursuant to Paragraph 6.5, shall

Park West Commerce Center

Coppell, Texas

meet the requirements of the National Electrical Code (as may be amended from time to time), and shall comply with all Applicable Laws. On or prior to the expiration or earlier termination of this Lease, Tenant, at Tenant’s sole cost and expense, shall remove all Cabling so installed unless Landlord, in its sole and absolute discretion, elects in writing to waive this requirement. Any Cabling removed by Tenant shall be disposed of by Tenant, at Tenant’s sole cost and expense, in accordance with all Applicable Laws.

6.7. Hazardous Substances.

6.7.1. Use of Hazardous Substances. Tenant shall not cause, authorize or provide its consent for any Hazardous Substances (as defined in Paragraph 6.7.6) to be spilled, leaked, disposed of or otherwise released in, on or under the Premises, the Outside Area or any other portion of the Park. Subject to the provisions of this Paragraph 6.7, (i) Tenant may use on the Premises only those Hazardous Substances typically used in the prudent and safe operation of the Permitted Use, and (ii) Tenant may store such Hazardous Substances on the Premises, but only in quantities necessary to satisfy Tenant’s reasonably anticipated needs and in strict compliance with applicable Environmental Laws. In addition to complying with Paragraph 6.2, Tenant shall exercise commercially reasonable care in the use, handling and storage of Hazardous Substances and shall take all commercially reasonable measures to minimize the quantity and toxicity of Hazardous Substances used, handled or stored on the Premises.

6.7.2. Notice of Release. Tenant shall notify Landlord, including delivery of notice by facsimile (in addition to delivery of notice as set forth in Paragraph 23.7), immediately upon becoming aware of the following: (i) any spill, leak, disposal or other release of any Hazardous Substances in, on or under the Premises, the Outside Area or any other portion of the Park; (ii) any notice or communication to Tenant from a governmental agency or any other person relating to any Hazardous Substances in, on or under the Premises; or (iii) any violation of any Environmental Laws with respect to the Premises or Tenant’s activities on or in connection with the Premises.

6.7.3. Spills and Releases. In the event of a spill, leak, disposal or other release of any Hazardous Substances in, on or under the Premises, the Outside Area or any other portion of the Park caused by Tenant or any of its contractors, agents or employees or invitees, or upon Tenant’s reasonable suspicion of the same having occurred, Tenant shall (i) immediately undertake all emergency response necessary to contain, cleanup and remove the released Hazardous Substance(s), (ii) promptly undertake all investigatory, remedial, removal and other response action necessary or appropriate to ensure that any Hazardous Substances contamination is eliminated to Landlord’s reasonable satisfaction, and (iii) provide Landlord copies of all correspondence with any governmental agency regarding the release (or threatened or suspected release) or the response action, a detailed report documenting all such response action, and a certification that any contamination has been eliminated. All such response action shall be performed, all such reports shall be prepared and all such certifications shall be made by an environmental consultant reasonably acceptable to Landlord.

6.7.4. Investigations. If Landlord at any time during the Lease Term (including any holdover period) reasonably believes that Tenant is not complying with any of the requirements of this Paragraph 6.7, Landlord may require Tenant to furnish to Landlord, at Tenant’s sole expense and within thirty (30) days following Landlord’s request therefor, an environmental audit or any environmental assessment with respect to the matters of concern to Landlord. Such audit or assessment shall be prepared by a qualified consultant acceptable to Landlord.

6.7.5. Indemnity.

(i) Tenant’s Indemnity. Tenant shall indemnify, defend and hold harmless Landlord, its employees and agents, any persons holding a security interest in the Premises or any other portion of the Park, and the respective successors and assigns of each of them, for, from and against any and all third party claims, demands, liabilities, damages, fines, losses, costs (including, without limitation, the cost of any investigation, remedial, removal or other response action required by Environmental Laws) and expenses (including, without limitation, reasonable attorneys’ fees and expert fees in connection with any trial, appeal, petition for review or administrative proceeding) arising out of or in any way relating to the use,

Park West Commerce Center

Coppell, Texas

treatment, storage, generation, transport, release, leak, spill, disposal or other handling of Hazardous Substances in, on or under the Premises, the Outside Area or any other portion of the Park by Tenant or any of its contractors, agents or employees or invitees. Landlord’s rights under this Paragraph 6.7.5(i) are in addition to and not in lieu of any other rights or remedies to which Landlord may be entitled under this Lease or otherwise. In the event any action is brought against Landlord by reason of any such claim, Tenant shall resist or defend such action or proceeding by counsel reasonably satisfactory to Landlord upon Landlord’s demand. The obligation to indemnify, defend and hold harmless shall include, without limitation, (A) reasonable costs incurred in connection with investigation of site conditions, (B) reasonable costs of any cleanup, remedial, removal or restoration work required by any federal, state or local governmental agency or political subdivision with respect to Hazardous Substances, (C) damages arising from any adverse impact on marketing of space in the Building and/or any other portion of the Park, (D) reasonable sums paid in settlement of claims, attorneys’ fees, consultant and laboratory fees and expert fees, and (E) the value of any loss of the use of the Premises or any other portion of the Park or any part thereof. Tenant’s obligations under this Paragraph 6.7.5(i) shall survive the expiration or termination of this Lease for any reason.

(ii) Landlord’s Indemnification. Landlord shall indemnify, defend and hold harmless Tenant and its employees and agents and the respective successors and assigns of each of them, for, from and against any and all third party claims, demands, liabilities, damages, fines, losses, costs (including without limitation the cost of any investigation, remedial, removal or other response action required by Environmental Laws) and expenses (including without limitation attorneys fees and expert fees in connection with any trial, appeal, petition for review or administrative proceeding) arising out of or in any way relating to the actual or alleged use, treatment, storage, generation, transport, release, leak, spill, disposal or other handling of Hazardous Substances on the Premises by Landlord, or any of its contractors, agents or employees or by Landlord’s previous tenants of the Premises. Tenant’s rights under this Paragraph 6.7.5(ii) are in addition to and not in lieu of any other rights or remedies to which Tenant may be entitled under this Lease or otherwise. In the event any action is brought against Tenant by reason of any such claim, Landlord shall resist or defend such action or proceeding by counsel satisfactory to Tenant upon Tenant’s demand. The obligation to indemnify, defend and hold harmless shall include, without limitation, reasonable sums paid in settlement of claims, attorneys fees, consultant and laboratory fees and expert fees. Landlord’s obligations under this Paragraph 6.7.5(ii) shall survive the expiration or termination of this Lease for any reason.

6.7.6. Definitions. The term “Environmental Laws” shall mean any and all federal, state, or local laws, statutes, rules, regulations, ordinances, or judicial or administrative decrees or orders relating to: (i) health, safety or environmental protection; (ii) the emissions, discharges, releases or threatened releases of pollutants, contaminants or toxic or hazardous materials into the environment (including, without limitation, ambient air, surface water, ground water or subsurface strata); or (iii) the use, storage, treatment, transportation, manufacture, refinement, handling, production or disposal of, or exposure to pollutants, contaminants or toxic or hazardous materials, including, without limitation, the Comprehensive Environmental Response, Compensation and Liability Act, 42 USC §9601 et seq. (“CERCLA”), as amended and judicially and administratively interpreted through the date hereof, and all regulations promulgated thereunder as of such date. The term “Hazardous Substance” (or, collectively, “Hazardous Substances”) shall mean, collectively: (i) any products, materials, solvents, elements, compounds, chemical mixtures, contaminants, pollutants, or other substances identified as toxic or hazardous under CERCLA or any other Environmental Laws; and (ii) the following substances: PCBs, gasoline, kerosene or other petroleum products, toxic pesticides and herbicides, volatile and/or chlorinated solvents, materials containing asbestos or formaldehyde and radioactive materials.

6.8. Removal of Property. Tenant has the right, at any time during the Lease Term, to remove any furniture, fixtures and equipment it may have installed on or in the Premises, provided Tenant promptly repair any damage caused by such removal.

7. Utility Charges; Building Maintenance.

7.1. Utility Charges. Tenant shall pay when due all charges for electricity, natural gas, water, garbage collection, janitorial service, sewer, and all other utilities of any kind furnished to the Premises during the Lease Term. If charges are not separately metered or stated, Landlord

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Coppell, Texas

shall apportion the utility charges on an equitable basis and Tenant shall pay such charges to Landlord within ten (10) days following receipt by Tenant of Landlord’s statement for such charges. Landlord shall have no liability resulting from any interruption of utility services caused by fire or other casualty, strike, riot, vandalism, the making of necessary repairs or improvements, or any other event or circumstance constituting force majeure as described in Paragraph 23.1, or by the negligence or willful misconduct of Tenant or its employees, agents or contractors. Tenant shall control the temperature in the Premises to prevent freezing of any sprinkler system.

7.2. Landlord Maintenance and Repairs.

7.2.1. Landlord’s maintenance, repair and replacement obligations which are paid by Landlord and not reimbursed by Tenant are set forth in this Paragraph 7.2.1. Landlord, at its own cost and expense, and not as a part of Operating Expenses, shall be responsible only for (i) roof and roof membrane replacement, (ii) repair and replacement of the foundation of the Building, (iii) repair and replacement of the structural elements of the Building, and (iv) any repairs necessitated by the acts or omissions of Landlord, its employees, agents or contractors; provided, however, Tenant shall be liable for the cost of repairing any damage caused by the gross negligence or willful misconduct of Tenant, or its employees, agents, contractors or invitees. The terms “roof, and “walls” as used herein shall not include windows, glass or plate glass, doors, special store fronts or office entries. Tenant shall promptly give Landlord written notice of defect or need for repairs required per the terms of this Lease, following the receipt of which Landlord shall promptly repair same or cure such defect. Landlord’s liability with respect to any defects, repairs, replacement or maintenance for which Landlord is responsible hereunder shall be limited to the cost of such repairs or maintenance or the curing of such defect, except to the extent Landlord’s failure to repair or cure the relevant item results in a default by Landlord under Paragraph 16 of this Lease.

7.2.2. In addition to the obligations set forth in Paragraph 7.2.1, Landlord shall be responsible for performing the maintenance, repairs and replacements of (i) the exterior paved areas, parking areas and curbs of the Premises, (ii) all landscaping of the Premises, (iii) the exterior walls of the Building (including painting), gutters, downspouts and roof repairs, (iv) sprinkler systems, main sewage line(s) and exterior electrical and plumbing facilities up to the point of entry into the Premises, and (v) any other maintenance, repair or replacement items normally associated with the foregoing. Such maintenance, repairs and replacements shall be performed in a manner comparable to that for other similarly-sized industrial projects located in the geographical market in which the Building is situated. The foregoing costs and expenses of such repair, replacement, maintenance and other such items in this Paragraph 7.2.2 shall be included as part of Operating Expenses and Tenant shall be responsible for paying its proportionate share thereof. The amount of Tenant’s rental obligation set forth in Paragraph 1.10 does not include the cost of such items and Landlord’s performance of repair, replacement, maintenance and other items, is not a condition to payment of such rental obligations.

7.3. Tenant Maintenance and Repairs. Tenant, at its own cost and expense, shall keep all parts of the Premises (except for those for which Landlord is expressly responsible hereunder) neatly maintained and in good condition and repair, ordinary wear and tear, casualty and condemnation excepted, and promptly make all necessary repairs and replacements (except for replacements by Landlord per Paragraph 7.2) to the Premises. Without limiting the generality of the foregoing, Tenant’s responsibility shall include (i) maintenance and repair of any portion of the electrical system which exclusively serves the Premises, above-slab plumbing, and all drainpipes and sewer line(s) exclusively serving the Premises, (ii) maintenance, repair and replacement of overhead and personnel doors, (iii) replacement of all broken or cracked glass within or on the exterior of the Premises with glass of the same quality and type, and (iv) pest control and janitorial service. Tenant shall refrain from any discharge that will damage the septic tank or sewers serving the Premises. Tenant shall maintain all hot water, heating and air conditioning systems and equipment within the Premises (collectively, the “HVAC Systems”) per manufacturer’s guidelines, including entering into and maintaining a maintenance contract providing for not less than quarterly inspections with a service company approved by Landlord in its reasonable discretion. From time to time during the Lease Term, but not more often than once each calendar year, Landlord may have inspected the HVAC Systems to confirm that such systems are being maintained by Tenant in compliance with the manufacturer’s guidelines therefor, and, if such inspection shall disclose that Tenant has not been properly maintaining the

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HVAC Systems in accordance with the terms hereof, Landlord, at Tenant’s sole cost and expense, may cause the HVAC Systems to be serviced so as to bring the HVAC Systems into compliance with such guidelines. If Landlord causes the HVAC Systems to be serviced hereunder, Tenant shall reimburse Landlord, within fifteen (15) days after Landlord’s written demand therefor, as Additional Rent hereunder, all such costs and expenses incurred by Landlord in having such service performed. In addition, if the Premises has a separate entrance, Tenant shall keep the sidewalks abutting the Premises or the separate entrance free and clear of snow, ice, debris, and obstructions of every kind.

7.4. Security. Tenant acknowledges and agrees that Tenant is responsible for securing the Premises and that Landlord does not, and shall not be obligated to, provide any police personnel or other security services or systems for any portion of the Premises, Building, Outside Area and/or Park.

7.5. Interference. Landlord shall have no liability for interference with Tenant’s use when making alterations, improvements or repairs to the Building, Outside Area or the Park provided the work (i) is performed in a reasonable manner and (ii) does not materially and adversely affect or prohibit Tenant’s access to or use of the Premises.

7.6. Landlord’s Right to Perform HVAC Maintenance. Notwithstanding anything to the contrary herein, Landlord hereby reserves the right to elect, in its sole and absolute discretion, upon thirty (30) days prior written notice to Tenant, to undertake the maintenance and repair of the HVAC Systems. If Landlord should elect to do so and provide notice thereof to Tenant, Landlord shall thereafter be responsible for the maintenance and repair of the HVAC Systems in compliance with the manufacturer’s guidelines therefor, the cost of which shall be billed periodically by Landlord to Tenant as Additional Rent hereunder. Tenant shall pay such amount invoiced by Landlord to Tenant within fifteen (15) days after Tenant’s receipt thereof.

7.7. Interruption in Services. Any interruption in any of the services that Landlord is responsible for providing to the Premises under this Lease resulting from any causes, including any entry for repairs pursuant to this Lease, and any renovation, redecoration or rehabilitation of any area of the Building or the Park, shall not render Landlord liable for damages to either person or property or for interruption or loss to Tenant’s business, nor be construed as an eviction of Tenant, nor (except as otherwise provided herein) work an abatement of any portion of Rent, nor relieve Tenant from fulfillment of any covenant or agreement hereof. Notwithstanding the foregoing, if (i) any of the foregoing services are unavailable to Tenant for a period exceeding three (3) consecutive business days, (ii) such unavailability renders the Premises untenantable or prevents Tenant from conducting its business in the Premises and (iii) such unavailability arises from the negligence or willful misconduct of Landlord or its employees, agents or contractors, Rent shall be abated for a period beginning on the day after such third (3rd ) day period ends and continuing until such time as such services are once again available to Tenant to the extent necessary to permit Tenant to conduct business in the Premises.

7.8. ADA Compliance. Notwithstanding anything to the contrary in this Lease, Landlord and Tenant agree that responsibility for compliance with the Americans with Disabilities Act and Texas Accessibility Standards, and any other comparable laws (together, the “ADA”), shall be allocated as follows: (i) except as provided in clause (ii) below, Landlord shall be responsible for complying with the requirements of the ADA with respect to the Outside Area, such compliance (A) to be at Landlord’s cost and expense with respect to requirements in existence as of the Commencement Date, and (B) to constitute an Operating Expense with respect to requirements arising as a result of changes or amendments to the ADA after the Commencement Date, to the extent permissible under Paragraph 8.4; and (ii) from and after the Commencement Date, Tenant shall be responsible, at its sole cost and expense, for complying with the requirements of the ADA (A) with respect to the Premises and (B) with respect to the Outside Area to the extent any alterations thereto (structural or otherwise) are required as a result of Tenant’s particular and specific use of the Premises or of any Alterations to the Premises made by or at the request of Tenant after the Commencement Date.

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8. Taxes, Assessments and Operating Expenses.

8.1. Payments. Commencing on the Commencement Date and thereafter in advance on the first day of each month during the Lease Term, Tenant shall pay a monthly sum as Additional Rent representing Tenant’s proportionate share of Taxes and Operating Expenses for the Premises. Such amounts shall annually be estimated by Landlord in good faith to reflect actual or anticipated costs. Upon termination of this Lease and on an annual basis during the Lease Term, Landlord shall compute its actual costs for such items during the relevant period and shall furnish Tenant with a statement in reasonable detail showing such items, Tenant’s proportionate share thereof and Tenant’s actual payments therefor. Any overpayment by Tenant shall be credited against payments of Additional Rent to be made by Tenant under this Lease, and any deficiency shall be paid by Tenant within fifteen (15) days after receipt of Landlord’s statement. For a period of one hundred twenty (120) days after Tenant’s receipt of such statement, Tenant shall have the right to audit and/or inspect, at Landlord’s corporate offices, during regular business hours and after giving thirty (30) days prior notice to Landlord, to inspect Landlord’s books and records relating to Operating Expenses and Taxes for the period covered by such statement; provided, however, that Tenant shall not retain any third party auditor on a contingency fee basis to perform any such audit or inspection. Unless, after such audit and/or inspection, Tenant sends to Landlord any written exception to such statement within said 120-day period, such statement shall be deemed final and accepted by Tenant. Tenant shall pay the amount shown on the statement in the manner prescribed in this Lease, whether or not Tenant takes any such written exception, without any prejudice to such exception. If Tenant makes a timely exception after having performed an audit and/or inspection of Landlord’s books and records (which exception must be in writing and clearly describe the item(s) to which Tenant takes exception), Landlord and/or its independent certified public accountant (or another firm with at least five (5) years of experience in auditing the books and records of commercial office projects) shall review and confirm or deny Tenant’s exception. If Tenant’s exception is denied, then Landlord and Tenant (together with their respective permitted representatives) shall work together in good faith until a resolution is reached. Promptly after Landlord and Tenant reach agreement, a reconciliation, if necessary, shall be made between parties, and any amount owed shall be promptly paid by the owing party. Each party shall be responsible for paying the costs of their respective accountants or permitted representatives; provided, however, that Landlord shall pay for the actual, reasonable, out-of-pocket third cost of Tenant’s audit and/or inspection if it has been determined that Landlord’s original determination of annual Operating Expenses overstated the amounts thereof by more than five percent (5%).

8.2. Tenant’s Proportionate Share. Tenant’s proportionate share of Taxes and Operating Expenses are set forth in Paragraph 1.12 above. Tenant’s proportionate share of Taxes shall mean that percentage which the Premises Area set forth in the Basic Lease Terms bears to the total square footage of the Building covered by the tax statement for the Taxes. Tenant’s proportionate share of Operating Expenses (other than insurance) shall be computed by dividing the Premises Area by the total improved area of the Park. Tenant’s proportionate share of Operating Expenses comprising insurance shall be computed by dividing the Premises Area by the total square footage of the Building.

8.3. Taxes Charged. As used herein, “Taxes” means all taxes, assessments and/or governmental charges of any kind and nature, whether federal, state, county, or municipal and whether imposed by taxing or management districts or authorities presently existing or hereafter created, assessed or levied during the Lease Term against the Premises, the Building or the legal lot on which the Building is situated and shall include, without limitation, all general real property taxes, ad valorem taxes, all general and special assessments payable in installments, any capital levy or other tax directly on the Rent or a franchise or margin tax, assessment, levy or charge measured by or based, in whole or in part, upon rent or gross receipts, any tax on Landlord’s interest under this Lease, or any other tax or assessment in lieu of all or part of the foregoing, whether or not any such tax is now in effect. Landlord shall have the right to employ a tax consulting firm to attempt to assure a fair tax burden on the Building and grounds within the applicable taxing jurisdiction, and Tenant agrees to pay its proportionate share (calculated in the same manner as Tenant’s proportionate share of Taxes) of the cost of such consultant. Tenant shall not, however, be obligated to pay any excise, gift, estate, inheritance, succession, capital levy or transfer tax of Landlord arising out of or in connection with this Lease or Landlord’s rights in the Premises, Building or Park or otherwise based upon Landlord’s net income. In addition, Tenant shall be liable for all taxes levied or assessed against any personal property or trade fixtures placed in the Premises by Tenant. If any such taxes are levied or assessed against Landlord or Landlord’s property and (i) Landlord pays the same or (ii) the assessed value of Landlord’s property is increased by inclusion of such personal property and

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fixtures and Landlord pays the increased taxes, then, within thirty (30) days following receipt by Tenant of a copy of the applicable tax bill with Landlord’s written request for payment thereof, Tenant shall pay to Landlord such taxes as part of Tenant’s payment of Taxes.

8.4. Operating Expenses. “Operating Expenses” charged to Tenant hereunder shall mean all costs incurred by Landlord in connection with owning, operating, insuring, maintaining, repairing and replacing the Premises, Building, and all other portions of the Park including, without limitation, park association dues, common landscape maintenance and other dues arising under the CC&Rs, the cost of all utilities or services not paid directly by Tenant, property insurance, liability insurance, property management, maintenance, repair and replacement of landscaping, parking areas, and any other common facilities, and performing Landlord’s obligations under Paragraph 7.2.2. Operating Expenses shall include, without limitation, the following: (i) the cost, including interest at eight percent (8%) per annum, amortized over its useful life, of any capital improvement made to any portion of the Park by Landlord after the date of this Lease which is required under any Applicable Laws that were not applicable to the relevant portion of the Park as of the Commencement Date; (ii) the cost, including interest at eight percent (8%) per annum, amortized over its useful life, of installation of any device or other equipment which improves the operating efficiency of any system within the Park and thereby reduces Operating Expenses, as reasonably determined by Landlord; and (iii) maintenance, repair and replacement items which have a reasonable life expectancy in excess of five (5) years and which, if charged to Operating Expenses in one (1) year, would unreasonably distort total Operating Expenses for that year (by way of example only, roof repairs, exterior painting, parking area resurfacing) and therefore the cost thereof, including interest thereon at eight percent (8%) per annum, shall be spread over the reasonable life expectancy of the work performed. Operating Expenses shall not include any of the following costs or expenses:

(a) leasing commissions, attorneys’ fees, costs and disbursements and other expenses incurred in connection with leasing, renovating or improving space for tenants or prospective tenants of the Building and/or the Park;

(b) allowances, concessions and other costs (including permit, license and inspection fees) incurred in renovating or otherwise improving or decorating, painting or redecorating space for tenants or vacant space;

(c) Landlord’s costs of any services sold to tenants for which Landlord is entitled to be reimbursed by such tenants as an additional charge or rental over and above the Base Rent and Operating Expenses payable under this Lease with such tenant or other occupant or which any tenant would have been charged separately had such tenant’s lease contained the same terms and provisions as this Lease;

(d) non-cash items, such as deductions for depreciation or obsolescence of the Building and Building equipment, the Park and Park equipment or interest on capital invested (except as expressly permitted above);

(e) costs incurred due to violation by Landlord of any of the terms and conditions of this Lease or any other lease relating to the Building and/or the Park;

(f) interest on debt or amortization payments on any mortgages or deeds of trust or any other debt for borrowed money;

(g) costs of the initial construction of the Building and/or the Park, repairs resulting from any defect in the original design or construction of the Building and/or the Park or Building and/or Park equipment or failure of the Building and/or the Park to be constructed in accordance with applicable legal requirements in effect as of the Commencement Date;

(h) costs and expenses arising from any fire or other casualty or which could have been covered by an “all-risk” insurance policy (except for amounts attributable to commercially reasonable deductibles under insurance policies required to be maintained by Landlord hereunder, not to exceed $20,000), or from the exercise by a governmental authority of the right of eminent domain, whether such taking be total or partial, or arising from the act of any other tenant in the Building and/or the Park, or any other tenant’s agents, employees, licensees or invitees which could have been covered by a commercial general liability insurance policy;

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(i) attorneys’ fees, costs, disbursements and other expenses incurred in connection with, or similar costs incurred in connection with disputes with tenants, other occupants, or prospective tenants, or similar costs and expenses incurred in connection with negotiations or disputes with consultants, management agents, purchasers or mortgagees of the Building and/or any other portion of the Building and/or the Park;

(j) costs incurred (less costs of recovery) for any items to the extent covered by a manufacturer’s, materialman’s, vendor’s or contractor’s warranty (a “Warranty”) which are paid by such manufacturer, materialman, vendor or contractor (Landlord shall pursue a breach of warranty claim for items covered by a Warranty unless Landlord determines in good faith that such action would not be in the best interest of the tenants of the Building and/or the Park);

(k) rental payments made under any ground or underlying lease or leases, except to the extent that a portion of such rental payments is expressly for ad valorem/real estate taxes or insurance premiums on the Building or any other portion of the Building and/or the Park;

(l) costs incurred in connection with the sale, financing, refinancing, mortgaging, selling or change of ownership of the Building and/or any other portion of the Park, including brokerage commissions, attorneys’ and accountants’ fees, closing costs, title insurance premiums, transfer taxes and interest charges;

(m) costs, fines, interest, penalties, legal fees or costs of litigation incurred due to the late payments of taxes, utility bills and other costs incurred by Landlord’s failure to make such payments when due;

(n) costs which are to be capitalized in accordance with generally accepted accounting principles not included under clauses (i), (ii) or (iii) of Paragraph 8.4 of this Lease;

(o) costs or expenses of utilities directly metered to tenants of the Building and/or the Park and payable separately by such tenants and costs of additional electrical equipment installed in premises of other tenants of the Building and/or the Park and costs of electricity consumed through such additional electrical equipment, whether or not such costs are payable by such other tenants, and the costs of heating, ventilating and air-conditioning services provided to other tenants of the Building and/or the Park, whether or not such costs are payable by such other tenants;

(p) advertising, marketing, or promotional costs associated with the Building or any other portion of the Park;

(q) costs incurred to correct violations by Landlord of any applicable laws or amendment thereto in effect prior to the Commencement Date; and

(r) the cost of any work or service performed for the benefit of any improvements other than those comprising the Building and/or the Park.

9. Parking and Storage Areas.

9.1. Parking. Subject to the provisions of this Paragraph 9, Tenant, its employees, agents, contractors and invitees shall have the non-exclusive right, at no charge, to use the common driveways and truck court areas located in the Outside Area, in common with the parking rights and rights of ingress and egress of other occupants. In addition, Tenant, its employees, agents, contractors and invitees shall have the non-exclusive right to use parking spaces situated within the Park at a ratio of two (2) parking spaces per 1,000 square feet of Premises Area. Tenant’s parking shall not be reserved and shall be limited to vehicles no larger than standard size automobiles, or standard size pickups or sport utility vehicles. Under no circumstances shall overnight parking be allowed, nor shall trucks, trailers or other large vehicles serving the Premises (i) be used for any purpose other than for the loading and unloading of

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goods and materials or (ii) be permitted to block streets and/or ingress and egress to and from the Park. Temporary parking of large delivery vehicles in the Park may be permitted only with Landlord’s prior written consent. Vehicles shall be parked only in striped parking spaces and not in driveways, loading areas or other locations not specifically designated for parking. Handicapped spaces shall only be used by those legally permitted to use them. Pursuant to Paragraph 1.6 of this Lease, Landlord reserves the right to grant parking rights (exclusive and otherwise) within the relevant portions of the Outside Area to occupants of the Park.

9.2. Storage Areas. Tenant shall not store any materials, supplies or equipment outside in any unapproved or unscreened area. If Tenant erects any visual barriers for storage areas, Landlord shall have the right to approve the design and location, which approval may be withheld or conditioned in Landlord’s sole and absolute discretion and all of which shall be removed upon the expiration or earlier termination of this Lease as and if required by Landlord. Trash and garbage receptacles shall be kept in their designated location(s) and covered at all times.

10. Indemnification.

10.1. By Tenant. Except to the extent waived by Paragraph 11.3, Tenant shall indemnify, defend and hold harmless Landlord from any claim, loss or liability arising out of or related to any action or inaction of Tenant or its employees, contractors, agents or invitees. In the event any action is brought against Landlord by reason of any such claim, Tenant shall resist or defend such action or proceeding by counsel reasonably satisfactory to Landlord upon Landlord’s demand. The obligations under this Paragraph 10.1 shall survive termination of this Lease.

10.2. By Landlord. Except to the extent waived by Paragraph 11.3, Landlord shall indemnify, defend and hold harmless Tenant from any claim, loss or liability to the extent arising out of or related to the intentional misconduct or negligent acts of Landlord, its employees, agents or contractors, or by Landlord’s default under this Lease which continues beyond any applicable notice and cure periods. In the event any action is brought against Tenant by reason of any such claim, loss or liability, Landlord shall resist or defend such action or proceeding by counsel reasonably satisfactory to Tenant upon Tenant’s demand. The obligations under this Paragraph 10.2 shall survive termination of this Lease.

11. Insurance; Waiver of Subrogation.

11.1. Landlord. Landlord shall keep the Premises insured against fire and other risks covered by a “Causes of Loss—Special Form” property insurance policy and against such other losses (including, without limitation earthquake, earth movement and flood) as Landlord may deem reasonable.

11.2. Tenant. Tenant shall keep all of Tenant’s property on the Premises insured against fire and other risks covered by a “Causes of Loss—Special Form” property insurance policy in an amount equal to the replacement cost of such property, the proceeds of which shall, so long as this Lease is in effect, be used for the repair or replacement of the property so insured. Tenant shall also carry commercial general liability insurance written on an occurrence basis with policy limits of not less than Three Million and No/100 Dollars ($3,000,000) combined single limit per occurrence and not less than Five Million and No/100 Dollars ($5,000,000) in the aggregate, which initial amounts shall be subject to periodic increase based upon inflation, increased liability awards, recommendation of Landlord’s professional insurance advisers and other relevant factors. In addition, if Tenant’s use of the Premises includes any activity or matter that would be excluded from coverage under a commercial general liability policy, Tenant shall obtain such endorsements to the commercial general liability policy or otherwise obtain insurance to insure all liability arising from such activity or matter in such amounts as Landlord may reasonably require. Such commercial general liability insurance shall be (i) provided by an insurer or insurers who are approved to issue insurance policies in the State in which the Premises is located and have an A.M. Best financial strength rating of A- or better and financial size category of VII or larger, and (ii) shall be evidenced by a certificate delivered to Landlord on or prior to the Commencement Date and annually thereafter stating that the coverage shall not be cancelled or materially altered without thirty (30) days advance written notice to Landlord. Landlord shall be named as an additional insured on such policy together with, upon written request from Landlord, Landlord’s mortgagee and Landlord’s managing agent.

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11.3. Waiver of Subrogation. Landlord and Tenant each hereby releases the other, and the other’s partners, officers, directors, members, agents and employees, from any and all liability and responsibility to the releasing party and to anyone claiming by or through it or under it, by way of subrogation or otherwise, for all claims, or demands whatsoever which arise out of damage or destruction of property occasioned by perils which can be insured by a “Causes of Loss—Special Form” and/or “special coverage” insurance form, including endorsements extending coverage to the perils of earthquake, earth movement and flood. Landlord and Tenant grant this release on behalf of themselves and their respective insurance companies and each represents and warrants to the other that it is authorized by its respective insurance company to grant the waiver of subrogation contained in this Paragraph 11.3. This release and waiver shall be binding upon the parties whether or not insurance coverage is in force at the time of the loss or destruction of property referred to in this Paragraph 11.3.

12. Property Damage.

12.1. Notice; Total Destruction. Tenant shall immediately give written notice to Landlord if the Premises or the Building are damaged or destroyed. If the Premises or the Building should be totally destroyed or so damaged by an insured peril in an amount exceeding thirty percent (30%) of the full construction replacement cost of the Building or Premises, respectively (as used herein, the “Damage Threshold”), Landlord may elect to terminate this Lease as of the date of the damage by notice of termination in writing to Tenant within thirty (30) days after such date, in which event all unaccrued rights and obligations of the parties under this Lease shall cease and terminate except to the extent such obligations specifically survive termination of this Lease.

12.2. Partial Destruction. If the Building or the Premises should be damaged by an insured peril which does not meet the Damage Threshold, or if damage or destruction meeting the Damage Threshold occurs but Landlord does not elect to terminate this Lease, this Lease shall not terminate and Landlord shall restore the Premises to substantially its previous condition, except that Landlord shall not be required to rebuild, repair or replace (i) any part of the partitions, fixtures, alterations, additions and other improvements required to be covered by Tenant’s insurance pursuant to Paragraph 11.2 or (ii) any unique, custom or specialty improvements or building systems exceeding Landlord’s then current building standard whose function and purpose can be reasonably replaced with building standard improvements and systems. If the Premises are untenantable in whole or part during the period commencing upon the date of the occurrence of such damage and ending upon substantial completion of Landlord’s required repairs or rebuilding, Base Rent shall be reduced during such period to the extent the Premises are not reasonably usable by Tenant for the Permitted Use.

12.3. Damage Near End of Lease Term. If the damage to the Premises or Building occurs during the last twelve (12) months of the Lease Term in an amount exceeding twenty-five percent (25%) of the full construction replacement cost of the Building or Premises, respectively, either Landlord or Tenant may elect to terminate this Lease as of the date the damage occurred, regardless of the sufficiency of any insurance proceeds. The party electing to terminate this Lease shall give written notification to the other party of such election within thirty (30) days after Tenant’s notice to Landlord of the occurrence of the damage, in which event all unaccrued rights and obligations of the parties under this Lease shall cease and terminate except to the extent such obligations specifically survive termination of this Lease.

12.4. Repair of Damage. All repairs made by Landlord pursuant to this Paragraph 12 shall be accomplished as soon as is reasonably possible, subject to force majeure as described in Paragraph 23.1. A good faith estimate of the cost of repairs of any damage, or of the replacement cost of the Premises or the Building, made by a reputable, third-party engineer selected by Landlord shall be conclusive as between Landlord and Tenant. The repair and restoration of the Premises shall be made pursuant to plans and specifications developed by Landlord in Landlord’s sole and absolute discretion and judgment, and such plans and specifications shall exclude all equipment, fixtures, improvements and alterations installed by Tenant. All insurance proceeds for repairs shall be payable solely to Landlord, and Tenant shall have no interest therein. Nothing herein shall be construed to obligate Landlord to expend

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Coppell, Texas

monies in excess of the insurance proceeds received by Landlord. Landlord shall be responsible for the insurance deductible, unless the loss is caused by Tenant or Tenant’s agents, employees, officers or representatives, in which case, and notwithstanding the provisions of Paragraph 11.3, Tenant shall be responsible for the amount of the deductible.

12.5. Other Damage. If the Premises or the Building is substantially or totally destroyed by any cause whatsoever which is not covered by the foregoing provisions of this Paragraph 12, this Lease shall terminate as of the date the destruction occurred; provided, however, that if the damage does not meet the Damage Threshold, Landlord may elect (but will not be required) to rebuild the Premises at Landlord’s own expense, in which case this Lease shall remain in full force and effect. Landlord shall notify Tenant of such election within thirty (30) days after the casualty.

12.6. Failure to Restore. If this Lease is not terminated and Landlord is required to repair and restore the Premises in accordance with the terms of this Paragraph 12, Landlord’s failure to repair and restore the Premises to substantially the condition in which it existed prior to such casualty (including restoration of reasonable access to the Premises and sufficient parking therefor) within one hundred eighty (180) days after such casualty shall allow Tenant the right to terminate this Lease by written notice delivered to Landlord prior to the date that Landlord re-delivers the Premises to Tenant with all such restoration completed.

13. Condemnation.

13.1. Partial Taking. If a portion of the Premises is condemned and Paragraph 13.2 does not apply, this Lease shall continue on the following terms:

13.1.1. Landlord shall be entitled to all of the proceeds of condemnation, and Tenant shall have no claim against Landlord as a result of the condemnation.

13.1.2. Landlord shall proceed as soon as reasonably possible to make such repairs and alterations to the Premises as are necessary to restore the remaining Premises to a condition as comparable as reasonably practicable to that existing at the time of condemnation. Landlord need not incur expenses for restoration in excess of the amount of condemnation proceeds received by Landlord after payment of all reasonable costs, expenses and attorneys fees incurred by Landlord in connection therewith.

13.1.3. Base Rent and Operating Expenses shall be abated during the period of restoration to the extent the Premises are not reasonably usable by Tenant for the use permitted by Paragraph 6.1, and Base Rent shall be reduced (and Operating Expenses appropriately adjusted) for the remainder of the Lease Term in an amount equal to the reduction in rental value of the Premises caused by the taking.

13.2. Total Taking. If a condemning authority takes the entire Premises or a portion sufficient to render the remainder unsuitable for Tenant’s use, then either party may elect to terminate this Lease effective on the date that title passes to the condemning authority. Landlord shall be entitled to all of the proceeds of condemnation, and Tenant shall have no claim against Landlord as a result of such condemnation.

13.3. Failure to Restore. If this Lease is not terminated and Landlord is required to repair and restore the Premises or the Building in accordance with the terms of this Paragraph 13, Landlord’s failure to repair and restore the Premises to substantially the condition in which it existed prior to such condemnation (including restoration of reasonable access to the Premises and sufficient parking therefor) within one hundred eighty (180) days after such condemnation shall allow Tenant the right to terminate this Lease by written notice delivered to Landlord prior to the date that Landlord re-delivers the Premises to Tenant with all such restoration completed.

14. Assignment, Subletting and Other Transfers.

14.1. General. Except in connection with a Permitted Transfer as set forth in Paragraph 14.2, neither this Lease nor any part of the Premises may be assigned, mortgaged, subleased or otherwise transferred, nor may a right of use of any portion of the Premises be conferred on any person or entity by any other means, without the prior written consent of Landlord; Landlord’s consent, with respect to an assignment or sublease only, will not be unreasonably withheld or

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delayed so long as there is no default continuing beyond any applicable notice or cure periods under this Lease. Prior to effectuating any such assignment, sublease or other transfer, Tenant shall notify Landlord in writing of the name and address of the proposed transferee, and deliver to Landlord with such notice a true and complete copy of the proposed assignment agreement, sublease or other occupancy agreement, current financial statements of such proposed transferee, a statement of the use of the Premises by such proposed transferee and such other information or documents as may be necessary or appropriate to enable Landlord to determine the qualifications of the proposed transferee together with a request that Landlord consent thereto (“Tenant’s Notice”). Without limiting Landlord’s ability to deny or condition consent for any other reason, it shall not be considered unreasonable if Landlord’s consent to a proposed sublease, assignment or other transfer is denied based on the following: (i) the business of the proposed transferee (A) is not compatible with the nature and character of the Park or the businesses in the Park and/or (B) will conflict with any exclusive uses or use restrictions that Landlord has granted to other occupants of the Park, (ii) the financial strength of the proposed transferee is not at least equal to the financial strength of Tenant at the time Tenant entered into this Lease, (iii) the proposed transferee will excessively overpark the Building and/or the Park with automobiles or trucks (excessively overpark shall mean that the proposed transferee’s parking will violate local parking restrictions or will interfere with other tenants occupying the Building or the Park), (iv) the proposed transferee has a record of environmental contamination or their anticipated use of the Premises involves the generation, storage, use, sale, treatment, release or disposal of any Hazardous Substances, or (v) the proposed form of sublease, assignment or other occupancy agreement is unacceptable (unacceptable form of sublease, assignment or other occupancy agreement shall mean that the content and format of the form are not consistent with the terms of this Lease or the CC&Rs or are not consistent with the terms and requirements of Landlord’s loan documents for the Building). Any attempted assignment, subletting, transfer or encumbrance by Tenant in violation of the terms and covenants of this Paragraph 14.1 shall be void.

14.2. Permitted Transfers. Notwithstanding the foregoing, and subject to Paragraph 6.1 of this Lease regarding the use of the Premises and Paragraph 6.7, Tenant shall have the absolute right to assign this Lease, sublet all or any part of the Premises or otherwise transfer Tenant’s interest in and to this Lease to (i) any other entity which is an Affiliate (as defined below) of Tenant or (ii) any entity which merges or consolidates with, or acquires substantially all of the assets of Tenant (as used herein, a “Permitted Transfer”), without the consent of Landlord, provided that (a) such successor agrees in writing for the benefit of Landlord to assume the obligations of Tenant hereunder, (b) such successor has a tangible net worth equal to or greater than that of Tenant as of the date of this Lease and (c) a fully executed copy of such sublease or assignment and assumption agreement is delivered to Landlord within twenty (20) days following the effective date thereof. As used herein, “Affiliate” shall mean any person or entity controlling, controlled by, or under common control with, another person or entity. As used herein, “Control” shall mean the possession, direct or indirect, of the power to direct or cause the direction of the management and policies of such controlled person or entity, whether through the ownership of voting securities, being the managing member of a limited liability company or sole general partner or managing general partner of a limited partnership, by contract or otherwise.

14.3. No Release; Excess Rent. No assignment, subletting or other transfer, whether consented to by Landlord or not, or permitted hereunder, shall relieve Tenant of its liability under this Lease. If an event of default continues beyond any applicable notice and cure periods provided under this Lease while the Premises or any part thereof are assigned, sublet or otherwise transferred, then Landlord, in addition to any other remedies herein provided, or provided by law, may collect directly from such assignee, sublessee or transferee all rents payable to Tenant and apply such rent against any sums due Landlord hereunder. No such collection shall be construed to constitute a novation or a release of Tenant from the further performance of Tenant’s obligations hereunder. If Tenant assigns or otherwise transfers this Lease or sublets the Premises for an amount in excess of the Rent called for by this Lease, fifty percent (50%) of such excess (net of all actual and reasonable out-of-pocket costs incurred by Tenant in connection with such assignment or subletting) shall be paid to Landlord within thirty (30) days following receipt by Tenant.

Park West Commerce Center

Coppell, Texas

15. Tenant Default.

15.1. Default. Any of the following shall constitute a default by Tenant under this Lease:

15.1.1. Tenant’s failure to (i) pay Rent or any other charge under this Lease within ten (10) days after it is due or (ii) cure or remove any lien pursuant to Paragraph 19, or provide a bond or other surety therefor reasonably acceptable to Landlord, within ten (10) days following written notice to Tenant of any such lien, or (iii) except as provided in Paragraphs 15.1.2 through 15.1.3, comply with any other term or condition within thirty (30) days following written notice from Landlord specifying the noncompliance. If any failure described in clause (iii) of the immediately preceding sentence cannot be cured within the thirty (30)-day period, this provision shall be deemed complied with so long as Tenant commences correction within such period and thereafter proceeds in good faith and with reasonable diligence to effect the remedy as soon as practicable. Notwithstanding the foregoing, Tenant shall not be in default hereunder with regard to the first (1st) late payment made within any twelve (12) consecutive month period.

15.1.2. Tenant’s insolvency; assignment for the benefit of its creditors; Tenant’s voluntary petition in bankruptcy or adjudication as bankrupt; attachment of or the levying of execution on the leasehold interest and failure of Tenant to secure discharge of the attachment or release of the levy of execution within ten (10) days; or the appointment of a receiver for Tenant’s properties.

15.1.3. Failure of Tenant to deliver the documents or agreements required under Paragraphs 18.1 and/or 18.3 within the relevant time period(s) specified therein and such failure continues for five (5) business days after Tenant’s receipt of written notice of such failure from Landlord.

15.2. Remedies for Default. For any default as described in Paragraph 15.1 that has continued beyond any applicable notice and cure periods afforded Tenant under this Lease, Landlord shall have the right, during the continuance thereof, to pursue any one or more of the following remedies, in addition to all other rights or remedies provided herein or at law or in equity, without any notice or demand of any kind or nature whatsoever to Tenant or to any other party liable, in whole or in part, for the performance of Tenant’s obligations under this Lease:

15.2.1. Terminate this Lease by written notice to Tenant, in which event Tenant shall immediately surrender the Premises to Landlord, and if Tenant fails to do so, Landlord may, without prejudice to any other remedy which Landlord may have for possession or arrearages in Rent (including any interest and/or service charge which may have accrued thereon) and to the extent permitted by Applicable Laws, enter upon and take possession of the Premises and property therein, by picking or changing the locks if necessary, and lock out, expel and remove Tenant and/or any other person or party who may be occupying all or any portion of the Premises, without being liable for prosecution or any claim for damages therefor (Tenant hereby waiving any claim by reason of such entry, taking possession or removal or by issuance of any distress warrant or writ of sequestration, or otherwise), and upon any such entry and taking possession by Landlord, Tenant’s right to possession of the Premises and leasehold estate and options hereunder shall immediately cease and terminate. Landlord shall be entitled to recover damages from Tenant by reason of any such termination of this Lease, including all such damages hereinafter described.

15.2.2. Terminate Tenant’s right of possession of the Premises (without terminating this Lease) and, without prejudice to any other remedy which Landlord may have for possession or arrearages in Rent (including any interest and/or service charge which may have accrued thereon) and to the extent permitted by Applicable Laws, enter upon and take possession of the Premises and property therein, by picking or changing the locks if necessary, and lock out, expel and remove Tenant and/or any other person or party who may be occupying all or any portion of the Premises, without being liable for prosecution or any claim for damages therefor (Tenant hereby waiving any claim by reason of such entry, taking possession or removal or by issuance of any distress warrant or writ of sequestration, or otherwise). Notwithstanding any such entry by Landlord and termination of Tenant’s right of possession of the Premises as aforesaid, same shall not work a termination of this Lease, nor shall Tenant be relieved of its

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obligation to pay rentals and to perform its other obligations under this Lease, it being understood that Tenant shall remain liable for the payment of all rentals and other sums and charges due or to become due hereunder and for the performance of all other obligations of Tenant hereunder. On any such termination of Tenant’s right of possession of the Premises, Landlord may relet the Premises for the account of Tenant for such rent and on such terms and conditions as Landlord may determine; provided, however, that any such reletting by Landlord shall not be deemed as an acceptance of Tenant’s surrender of the Premises unless Landlord expressly notifies Tenant of such acceptance in writing, Tenant hereby acknowledging that Landlord shall be reletting as Tenant’s agent and Tenant furthermore agreeing to pay to Landlord on demand any deficiency. Landlord shall only be required to use the same efforts it then uses to lease other space or properties which it owns or manages; provided, however that Landlord shall not be required to give any preference or priority to the showing or leasing of the Premises over any other space that Landlord may be leasing or have available and may place a suitable prospective tenant in any such available space regardless of when such alternative space becomes available; provided, further, Landlord shall not be required to observe any instruction given by Tenant about such reletting or accept any tenant offered by Tenant unless such offered tenant has a credit worthiness acceptable to Landlord, leases the entire Premises, agrees to use the Premises in a manner consistent with this Lease and leases the Premises at the same rent, for no more than the current term and on the same terms and conditions as in this Lease without any expenditure by Landlord for tenant improvements or broker’s commissions. In any such case, Landlord may, but shall not be required to, make repairs, alterations and additions in or to the Premises and redecorate the same to the extent Landlord deems necessary or desirable.

15.2.3. Except to the extent otherwise provided by applicable law, in the event of Landlord’s termination of this Lease or of Tenant’s right of possession of the Premises pursuant to the provisions of Paragraphs 15.2.1 or 15.2.2, Landlord shall be entitled to recover from Tenant the following amounts as damages:

(i) In the case of Landlord’s termination of this Lease, Tenant shall be liable for the immediate payment to Landlord of the sum of (A) all Rent accrued hereunder through the date of such termination, (B) all amounts due under Paragraph 15.2.3(iii), and (C) an amount equal to (1) the then present value of the total Rent that Tenant would have been required to pay for the remainder of the then current Lease term, minus (2) the then present value of the fair rental value of the Premises for such period.

(ii) In the case of Landlord’s termination of Tenant’s right of possession of the Premises without terminating this Lease, Tenant shall pay to Landlord (A) all Rent and other amounts accrued hereunder to the date of such termination of possession, (B) all amounts due from time to time under Paragraph 15.2.3(iii), and (C) all Rent and other sums required hereunder to be paid by Tenant during the remainder of the Lease Term as the same become due under this Lease, diminished by any net sums thereafter received by Landlord through reletting the Premises during such period; however, Landlord shall not be liable for, nor shall Tenant’s obligations hereunder be diminished because of, Landlord’s inability to relet the Premises or to collect rent due for a reletting; provided, however, Landlord shall exercise commercially reasonable efforts to relet the Premises and to otherwise mitigate its damages. Tenant shall not be entitled to the excess of any consideration obtained by reletting over the Rent due hereunder. Reentry by Landlord in the Premises shall not affect Tenant’s obligations hereunder for the unexpired term of this Lease; rather, Landlord may, from time to time, bring action against Tenant to collect amounts due by Tenant, without the necessity of Landlord’s waiting until the expiration of the then current Lease term. Unless Landlord delivers written notice to Tenant expressly stating that it has elected to terminate this Lease, all actions taken by Landlord to exclude or dispossess Tenant of the Premises shall be deemed to be taken under this Paragraph 15.2.2. If Landlord elects to proceed under Paragraph 15.2.2, it may at any time elect to terminate this Lease under Paragraph 15.2.1.

(iii) Upon either the termination of this Lease or of Tenant’s right of possession of the Premises after Tenant’s default hereunder, Tenant shall be liable for the immediate payment to Landlord of all costs incurred by Landlord (including court costs and reasonable attorneys’ fees and expenses) in (A) obtaining possession of the Premises, (B) removing and storing Tenant’s or any other occupant’s property, (C) repairing, restoring, altering, remodeling, or otherwise putting the Premises into condition acceptable to a new tenant, (D) if Tenant is dispossessed of the Premises and this Lease is not terminated, reletting all or any part of the Premises (including brokerage commissions, marketing costs, cost of tenant finish work, and other costs incidental to such reletting), (E) performing Tenant’s obligations which Tenant failed to perform, and (F) enforcing, or advising Landlord of, its rights, remedies and recourses.

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Coppell, Texas

For purposes hereof, the present value of future amounts shall be computed using a discount rate equal to the prime loan rate in effect on the date of trial of major national banks who are members of the Federal Reserve System, insured by the Federal Deposit Insurance Corporation and are located in the State in which the Premises is located.

15.2.4. Notwithstanding any rule or provision of law to the contrary, in the event Landlord shall, for the purpose of reentering or regaining possession of the Premises, or for the purpose of excluding Tenant therefrom, or for the purpose of taking possession of any of Tenant’s property located within the Premises, as authorized by law and/or the terms of this Lease, change the lock(s) to the Premises, Landlord shall not be obligated to provide Tenant with the new key(s) to the Premises or otherwise provide Tenant with access to the Premises unless and until Tenant shall have first (i) brought current all rentals and other sums or charges due to Landlord under the provisions of this Lease (but if Landlord has theretofore formally terminated Tenant’s right of possession of the Premises or has terminated this Lease pursuant to the provisions above, then Landlord shall be under no obligation to provide the new key(s) to Tenant regardless of Tenant’s payment of past due rentals or other sums or charges due hereunder, damages or any other payments or amounts of any kind or nature whatsoever); (ii) fully cured and remedied to Landlord’s satisfaction all other defaults of Tenant under this Lease (but if such defaults are not subject to cure, such as early vacation, desertion or abandonment of the Premises, then Landlord shall not be obligated to provide the new key(s) to Tenant under any circumstances); and (iii) given Landlord security and assurances satisfactory in all respects to Landlord, in Landlord’s sole discretion, that Tenant intends to and is able to meet and comply with Tenant’s future obligations under this Lease, both monetary and non-monetary. Further, the provisions of this Lease pertaining to Tenant’s waiver of notice and demand in the event of the exercise of any right or remedy by Landlord hereunder shall supersede the provisions of any statute or provision of law pertaining to the affixation of notice on the door of the Premises advising of any lockout and/or disclosing the time at which, and/or person from whom, the new key(s) to the Premises may be obtained, and Tenant hereby waives the requirement of any such notice.

15.3. No Bar of Action(s). Landlord may sue periodically to recover damages during the period corresponding to the remainder of the Lease Term, and no action for damages shall bar a later action for damages subsequently accruing.

15.4. Landlord Cure. If Tenant fails to perform any obligation under Paragraph 7.3 of this Lease that continues beyond any applicable notice and cure period provided under Paragraph 15.1.1, Landlord shall have the option to perform such obligation after ten (10) days’ prior written notice to Tenant, and, if necessary to such end, Landlord may, to the extent permitted by Applicable Laws, enter upon the Premises, by picking or changing the locks if necessary, without being liable for prosecution or any claim for damages therefor (Tenant hereby waiving any claim by reason of such entry, except as limited below). Such action on the part of Landlord, if taken, shall in no event or circumstance be construed as or deemed to be a waiver by Landlord of any default on the part of Tenant hereunder. Further, Tenant agrees that Landlord shall not be liable for any damages resulting to Tenant from Landlord’s actions in effecting compliance with Tenant’s obligations hereunder, except to the extent caused by the gross negligence or willful misconduct of Landlord or its employees, agents or contractors. All of Landlord’s reasonable expenditures to correct the default shall be reimbursed by Tenant within thirty (30) days following written demand therefor, together with interest at the rate specified in Paragraph 23.2 from the date of expenditure until repaid. Such action by Landlord shall not waive any other remedies available to Landlord because of the default.

15.5. No Exclusion. The foregoing remedies shall be cumulative and in addition to and shall not exclude any other remedy available to Landlord at law or in equity.

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Coppell, Texas

15.6. No Waiver. Exercise by Landlord of any one or more remedies hereunder granted or otherwise available shall not be deemed to be an acceptance of surrender of the Premises and/or a termination of this Lease by Landlord, whether by agreement or by operation of law, it being understood that such surrender and/or termination can be effected only by the written agreement of Landlord. Any law, usage, or custom to the contrary notwithstanding, Landlord shall have the right at all times to enforce the provisions of this Lease in strict accordance with the terms hereof; and the failure of Landlord at any time to enforce its rights under this Lease strictly in accordance with same shall not be construed as having created a custom in any way or manner contrary to the specific terms, provisions, and covenants of this Lease or as having modified the same. Tenant and Landlord further agree that forbearance or waiver by Landlord to enforce its rights pursuant to this Lease or at law or in equity, shall not be a waiver of Landlord’s right to enforce one or more of its rights in connection with any subsequent default. A receipt by Landlord of Rent or other payment with knowledge of the breach of any covenant hereof shall not be deemed a waiver of such breach, and no waiver by Landlord of any provision of this Lease shall be deemed to have been made unless expressed in writing and signed by Landlord. To the greatest extent permitted by law, Tenant waives the service of notice of Landlord’s intention to re-enter as provided for in any statute, or to institute legal proceedings to that end, and also waives all right of redemption in case Tenant shall be dispossessed by a judgment or by warrant of any court or judgment. The terms “enter,” “re-enter,” “entry” or “re-entry,” as used in this Lease, are not restricted to their technical legal meanings.

16. Landlord Default.

16.1. Landlord Default. Landlord shall be in default under this Lease if it shall fail to comply with any term, provision or covenant of this Lease and shall not cure such failure within thirty (30) days after written notice thereof to Landlord, unless such cure cannot reasonably be accomplished within such thirty (30)-day period. Landlord shall have such additional time as is reasonably necessary to accomplish such cure provided Landlord promptly commences and diligently prosecutes such cure to completion. After Landlord is “in default” under this Lease as described above, Tenant shall be permitted to pursue any and all rights and remedies afforded Tenant at law or in equity.

16.2. Landlord’s Mortgagee Cure Rights. Tenant’s obligation to give any mortgagee or lender of Landlord notice of default and right to cure such default shall not lengthen the periods of time that give rise to Tenant’s right to abate Rent under this Lease because of interruption of services, delays in restoration or repair of the Premises, or violations of any applicable restrictions.

17. Surrender at Expiration or Termination.

17.1. Surrender. On expiration or early termination of this Lease, Tenant shall deliver all keys to Landlord, have final utility readings made and pay all utility accounts current on the date of move out, and surrender the Premises in accordance with the provisions of this Paragraph 17.1. The Premises shall be delivered clean and free of debris inside and out and otherwise in substantially the same condition as at the Commencement Date, subject only to damage by casualty and/or condemnation, the provisions of Paragraphs 6.5, 6.6, 9.2 and 17.2 and depreciation and wear from ordinary use. Tenant shall remove all of its furnishings, trade fixtures and signage that remain its property and restore all damage resulting from such removal. Failure to remove said property shall be an abandonment of same, and Landlord may remove and/or dispose of it in any manner permitted under law without liability, and Tenant shall be liable to Landlord for any costs of removal, restoration, transportation to storage, storage and/or disposal, with interest on all such expenses as provided in Paragraph 23.2. The provisions of this Paragraph 17.1 (including, without limitation, all provisions referenced herein) shall survive the expiration or earlier termination of this Lease.

17.2. Removal of Hazardous Substances. Upon expiration of this Lease or sooner termination of this Lease for any reason, Tenant shall remove from the Premises all Hazardous Substances and facilities used for the storage or handling of Hazardous Substances placed thereon by Tenant or its employees, agents or contractors, and shall restore the affected areas by repairing any damage caused by the installation or removal of the facilities. Following such removal, Tenant shall certify in writing to Landlord that all such removal is complete.

Park West Commerce Center

Coppell, Texas

17.3. Failure to Vacate. If Tenant fails to vacate the Premises when required and holds over without Landlord’s prior written consent, (i) during the first sixty (60) days of such holdover, Tenant shall be treated as a tenant from month to month, subject to all provisions of this Lease except the provision for Lease Term and at a rental rate equal to one hundred twenty-five percent (125%) of the Base Rent payable by Tenant immediately preceding the scheduled expiration of the Lease Term plus Additional Rent; and (ii) during any holdover exceeding such 60-day period, Landlord may elect to either (A) treat Tenant as a tenant from month to month, subject to all provisions of this Lease except the provision for Lease Term and at a rental rate equal to one hundred fifty percent (150%) of the Base Rent payable by Tenant immediately preceding the scheduled expiration of the Lease Term plus Additional Rent, or (B) treat Tenant as a tenant at sufferance, eject Tenant from the Premises and recover damages caused by wrongful holdover including, without limitation, as set forth in Paragraph 17.4. Failure of Tenant to remove furniture, furnishings, cabling or other telecommunications equipment, or trade fixtures which Tenant is required to remove under this Lease, or any Hazardous Materials pursuant to the requirements of Paragraph 17.2, shall constitute a failure to vacate to which this Paragraph 17.3 shall apply if such property not removed substantially interferes with occupancy of the Premises by another tenant or with occupancy by Landlord for any purpose including preparation for a new tenant. If a month-to-month tenancy results from a holdover by Tenant under this Paragraph 17.3, the tenancy shall be terminable upon thirty (30) days written notice from Landlord. Tenant waives any notice that would otherwise be provided by law with respect to a month-to-month tenancy.

17.4. Indemnification. Tenant acknowledges that, if Tenant holds over without Landlord’s consent as provided above, such holding over may compromise or otherwise affect Landlord’s ability to enter into new leases with prospective tenants regarding the Premises and/or the Building. Therefore, if Tenant fails to surrender the Premises upon the expiration or other termination of this Lease, then, in addition to any other liabilities to Landlord accruing therefrom, Tenant shall protect, defend, indemnify and hold Landlord harmless from any and all obligations, losses, claims, actions, causes of action, liabilities, penalties, damages (including consequential damages), costs and expenses (including reasonable attorneys’ and consultants’ fees and expense) resulting from such failure including, without limiting the generality of the foregoing, any claims made by any succeeding tenant founded upon such failure to surrender and any lost profits to Landlord resulting therefrom. The provisions of this Paragraph 17.4 are in addition to, and do not affect, Landlord’s right to re-entry or other rights hereunder or provided by law. Tenant’s obligations under this Paragraph 17.4 shall survive the expiration or earlier termination of this Lease.

18. Mortgage or Sale by Landlord; Estoppel Certificates.

18.1. Priority. This Lease is and shall be prior to any mortgage or deed of trust (“Encumbrance”) recorded after the date of this Lease and affecting the Building and the land upon which the Building is located. However, if any lender holding an Encumbrance secured by the Building and the land underlying the Building requires that this Lease be subordinate to the Encumbrance, then Tenant agrees that this Lease shall be subordinate to the Encumbrance if the holder thereof provided Tenant with a non-disturbance agreement to the effect that, so long as a default has not occurred and is not then continuing, after the expiration of all applicable notice, cure and/or grace periods, Tenant’s use, possession, tenancy, rights and occupancy under this Lease shall remain undisturbed and shall survive any action taken pursuant to the instrument to which this Lease is subordinated, including, without limitation, any Encumbrance. If the foregoing condition is met, Tenant shall execute such non-disturbance agreement and any other documents reasonably required by the holder of the Encumbrance to accomplish the purposes of this Paragraph 18.1 within twenty (20) days following receipt thereof. Landlord warrants and represents to Tenant that, as of the date hereof, the Premises is not subject to any Encumbrance.

18.2. Attornment. If the Building is sold as a result of foreclosure of any Encumbrance thereon or otherwise transferred by Landlord or any successor, Tenant shall attorn to the purchaser or transferee, and the transferor shall have no further liability hereunder.

18.3. Estoppel Certificate. Either party shall within twenty (20) days after notice from the other execute and deliver to the other party a certificate stating whether or not this Lease has been modified and is in full force and effect and specifying any modifications or alleged breaches by the other party. The certificate shall also state the amount of Base Rent and Additional Rent, the amount of the Security Deposit (if any), the amount of any prepaid Base Rent and Additional Rent and any other factual information reasonably requested by the other party. Failure to deliver the certificate within the specified time shall be conclusive upon the party of whom the certificate was requested that this Lease is in full force and effect and has not been modified except as may be represented by the party requesting the certificate.

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Coppell, Texas

19. Liens.

Tenant shall keep the Premises free from any liens arising out of any work performed, materials furnished or obligations incurred by or on behalf of Tenant and shall indemnify, defend and hold Landlord harmless from all claims, costs and liabilities, including attorneys’ fees and costs, in connection with or arising out of any such lien or claim of lien.

20. Attorneys Fees; Waiver of Jury Trial.

In the event that any party shall bring an action to enforce its rights under this Lease, the prevailing party in any such proceeding shall be entitled to recover its reasonable attorneys, witness and expert fees and costs of the proceeding, including any appeal thereof and in any proceedings in bankruptcy. For purposes hereof, the reasonable fees of Landlord’s in-house attorneys or Tenant’s in-house attorneys, as the case may be, who perform services in connection with any such enforcement action are recoverable, and shall be based on the fees regularly charged by private attorneys with the equivalent number of years of experience in the relevant subject matter area of the law, in law firms in the City of Portland, Oregon with approximately the same number of attorneys as are employed by Landlord’s Law Department or Tenant’s Law Department, as the case may be. The provisions of this Paragraph 20 are separate and severable and shall survive a judgment on this Lease. EACH PARTY WAIVES TRIAL BY JURY IN THE EVENT OF ANY LEGAL PROCEEDING BROUGHT BY THE OTHER IN CONNECTION WITH THIS LEASE.

21. Limitation on Liability; Transfer by Landlord.

21.1. Property and Assets. All persons dealing with Landlord must look solely to the property and assets of Landlord (including, without limitation, rents and any insurance and condemnation proceeds) for the payment of any claim against Landlord or for the performance of any obligation of Landlord as neither the joint venturers, general partners, limited partners, members, employees, nor agents (as the case may be) of Landlord assume any personal liability for obligations entered into on behalf of Landlord (or its predecessors in interest) and their respective properties shall not be subject to the claims of any person in respect of any such liability or obligation. As used herein, the words “property and assets of Landlord” exclude any rights of Landlord for the payment of capital contributions or other obligations to it by any joint venturer, general partner, limited partner or member (as the case may be) in such capacity.

21.2. Transfer by Landlord. All obligations of Landlord hereunder will be binding upon Landlord only during the period of its possession of the Premises and not thereafter. The term “Landlord” shall mean only the owner of the Premises for the time being, and if such owner transfers its interest in the Premises, such owner shall thereupon be released and discharged from all covenants and obligations of the Landlord thereafter accruing, but such covenants and obligations shall be binding during the Lease Term upon each new owner for the duration of each owner’s ownership.

21.3. Other Occupants, Third Parties. Landlord shall have no liability to Tenant for any injuries, loss or damages arising out of the acts or inaction of other tenants or occupants or any other third parties for whom Landlord is not legally responsible.

21.4. Limitation of Tenant’s Liability. Landlord shall look solely to Tenant’s assets for the recovery of any judgment against Tenant. In no event whatsoever shall recourse be had or liability asserted against any of Tenant’s partners, members, shareholders, employees, agents, directors, officers or other owners of Tenant or their respective constituent members, partners, shareholders, employees, agents, directors, officers or other owners, except to the extent permitted by law. Tenant’s direct and indirect shareholders, partners, members, beneficiaries and owners and their respective trustees, officers, directors, employees, agents and security holders, assume no personal liability for any obligations entered into on behalf of Tenant under this Lease.

Park West Commerce Center

Coppell, Texas

21.5. Limitation of Damages. Landlord and Tenant agree that, except to the extent expressly provided in Paragraphs 6.7.5. and 17.4 of this Lease, neither of them shall be entitled to recover from the other, or from the other’s agents, employees, officers, partners, servants or shareholders, any indirect, special or consequential damages such party may incur as a result of a default under this Lease or other action by the other party or such other party’s agents, employees, officers, partners, servants or shareholders.

22. Real Estate Brokers; Finders.

The parties acknowledge that Stream Realty Partners, L.P. (Blake Kendrick) (“Landlord’s Broker”) has represented Landlord in the negotiation of this Lease and that Jones Lang LaSalle (Michael Haggar) (“Tenant’s Broker”) has represented Tenant in the negotiation of this Lease, and agree that Landlord shall pay a real estate commission to both Landlord’s Broker and Tenant’s Broker pursuant to separate written agreements. Each party shall indemnify, defend, protect and hold the other party harmless from and against all claims, costs, demands, actions, liabilities, losses and expenses (including the reasonable attorneys fees of counsel chosen by the other party) arising out of or resulting from any claims that may be asserted against such other party by any broker, finder or other person with whom the party bearing the indemnity obligation has, or purportedly has, dealt.

23. Other.

23.1. Force Majeure. The occurrence of any of the following events shall excuse the performance of such obligations of Landlord or Tenant to the extent thereby rendered impossible or not reasonably practicable for so long as such event continues so long as the party under this Lease required to perform gives prompt notice of such delay to the other party: strikes; lockouts; labor disputes; acts of God; inability to obtain labor, materials or reasonable substitutes therefor; governmental restrictions, regulations, or controls; judicial orders; enemy or hostile government action; terrorism; civil commotion; fire or other casualty; condemnation and other causes beyond the reasonable control of the party obligated to perform; provided, however, that in no event will the occurrence of any of said events or causes excuse the failure to pay Rent or any other payment to be made by Tenant or Landlord hereunder strictly as and when required under this Lease, unless expressly provided otherwise under the terms of this Lease.

23.2. Interest; Late Charges. Rent not paid within ten (10) days of when due shall bear interest from the date due until paid at the rate of the lesser of (i) ten percent (10%) per annum or (ii) the maximum rate permitted by Applicable Law. Landlord may, at its option, impose a late charge of $.05 for each $1.00 of Rent for Rent payments made more than ten (10) days late in addition to interest and other remedies available for default. Any such late charge and interest shall be payable by Tenant as Additional Rent hereunder, and shall be payable within thirty (30) days of Landlord’s written demand therefor. Tenant acknowledges and agrees that any such late payment by Tenant will cause Landlord to incur costs and expenses not contemplated by this Lease, the exact amounts of which will be extremely difficult to ascertain, and that such late charge represents a fair estimate of the costs and expenses which Landlord would incur by reason of Tenant’s late payment. Tenant further agrees that such late charge shall neither constitute a waiver of Tenant’s default with respect to such overdue amount nor prevent Landlord from exercising any other right or remedy available to Landlord. Notwithstanding anything to the contrary herein, Landlord agrees that Tenant shall be allowed one (1) late payment during any consecutive 365-day period without penalty.

23.3. Captions; Paragraph Headings. The captions and headings used in this Lease are for the purpose of convenience only and shall not be construed to limit or extend the meaning of any part of this Lease. Reference to a “Paragraph” shall mean reference to either a specified numbered paragraph or subparagraph of this Lease.

23.4. Nonwaiver. Waiver by either party of strict performance of any provision of this Lease shall not be a waiver of or prejudice the party’s right to require strict performance of the same provision in the future or of any other provision.

23.5. Succession. Subject to the limitations on transfer of Tenant’s interest, this Lease shall bind and inure to the benefit of the parties, their respective heirs, successors, and assigns.

Park West Commerce Center

Coppell, Texas

23.6. Entry for Inspection; Additional Access Controls. Landlord and its authorized representatives shall have the right to enter upon the Premises, upon not less than twenty-four (24) hours’ prior written notice to Tenant, to determine Tenant’s compliance with this Lease, to make necessary repairs to the Building or the Premises, or to show the Premises or the Building to any prospective tenant or purchasers; provided that any such showing of the Premises to a prospective tenant shall be limited to the last six (6) months of the Lease Term; provided, in any such event, Tenant shall have the right to escort Landlord and any such party in the Premises. Landlord may place and maintain upon the Building and/or Premises notices for leasing or sale of the Building and/or the Premises. Landlord may enter upon the Premises without notice by any means necessary in the case of an emergency. Tenant shall have the right to install and operate such additional access control systems as it shall reasonably determine for the purpose of limiting access to or within the Premises; provided however, (i) the installation of any part or component of such access control systems to the exterior of the Premises shall be subject to Landlord’s prior approval of the location, design and method of installation thereof (which approval shall not be unreasonably withheld); and (ii) Tenant shall be required to remove any access control systems installed by Tenant in or about the Premises upon the expiration or earlier termination of the Lease, and repair any damage caused thereby, all at Tenant’s sole cost and expense.

23.7. Notices. Any notice permitted or required to be given hereunder shall be in writing and shall be given by personal delivery or certified United States mail (return receipt requested), U.S. Express Mail or overnight air courier, in each case postage or equivalent prepaid, addressed to the address for notices set forth in the Basic Lease Terms. The person to whom and the place to which notices are to be given may be changed from time to time by either party by written notice given to the other party. Any notice delivered pursuant to this Paragraph 23.7 shall be deemed received upon actual receipt or refusal thereof by the intended recipient.

23.8. Entire Agreement. This Lease is the entire agreement between the parties, and there are no agreements or representations between the parties except as expressed herein.

23.9. Authority. Each of the persons executing this Lease on behalf of Tenant warrants to Landlord that Tenant is a valid and existing corporation or other relevant entity, that Tenant has all right and authority to enter into this Lease, and that each and every person signing on behalf of Tenant is authorized to do so. Each of the persons executing this Lease on behalf of Landlord warrants to Tenant that Landlord is a valid and existing corporation or other relevant entity, that Landlord has all right and authority to enter into this Lease, and that each and every person signing on behalf of Landlord is authorized to do so.

23.10. Time of Essence. Time is of the essence of the performance of each of Tenant’s obligations under this Lease.

23.11. Modifications. This Lease may not be modified except by written endorsement attached to this Lease, dated and signed by the parties.

23.12. No Appurtenances. This Lease does not create any rights to light and air by means of openings in the walls of the Building, any rights or interests in parking facilities, or any other rights, easements or licenses, by implication or otherwise, except as expressly set forth in this Lease or its exhibits.

23.13. Financial Statements. Upon written request of Landlord during any time that Tenant is in monetary default beyond any applicable notice and cure period under this Lease, Tenant shall furnish to Landlord, within ten (10) days following receipt of Landlord’s written request, Tenant’s most current financial statements (including balance sheet and income statement) prepared in the ordinary course of Tenant’s business and, if not audited, certified by the chief financial officer or accounting officer of Tenant that such statements have been prepared in accordance with Generally Accepted Accounting Principles (GAAP). Landlord may make such financial statement available to any prospective lender or purchaser of the Park or any portion thereof. Landlord shall otherwise keep such financial statement confidential and shall require any such prospective lender or purchaser to do the same.

Park West Commerce Center

Coppell, Texas

23.14. Regulations. Landlord shall have the right to make and enforce regulations and criteria consistent with this Lease for the purpose of promoting safety, order, cleanliness and good service to the tenants and other occupants of the Park. Copies of all such regulations shall be furnished to Tenant and shall be complied with as if part of this Lease.

23.15. Applicable Law; Severability. This Lease shall be construed, applied and enforced in accordance with the laws of the State in which the Premises is located. If a court of competent jurisdiction holds any portion of this Lease to be illegal, invalid or unenforceable as written, it is the intention of the parties that (i) such portion of this Lease be enforced to the extent permitted by law and (ii) the balance of this Lease remain in full force and effect. It is also the intention of the parties that in lieu of each clause or provision of this Lease that is illegal, invalid or unenforceable there be added, as a part of this Lease, a clause or provision as similar in terms to such illegal, invalid or unenforceable clause or provision as may be possible and be legal, valid and enforceable.

23.16. Landlord’s Consent. Whenever Landlord’s consent or approval is required under this Lease, except as otherwise expressly provided in this Lease, Landlord may grant or withhold such consent or approval in Landlord’s sole and absolute discretion.

23.17. Joint and Several Liability. In the event Tenant now or hereafter consists of more than one person, firm or corporation, then all such persons, firms or corporations shall be jointly and severally liable as Tenant under this Lease.

23.18. Construction and Interpretation. All provisions of this Lease have been negotiated by Landlord and Tenant at arm’s length and neither party shall be deemed the author of this Lease. This Lease shall not be construed for or against either party by reason of the authorship or alleged authorship of any provision hereof or by reason of the status of the respective parties as Landlord or Tenant.

23.19. No Recordation. Neither this Lease, nor any short form or memorandum thereof, shall be recorded in any manner against the real property of which the Premises comprises a portion.

23.20. No Partnership Created. Neither this Lease nor the calculation and payment of Base Rent, Additional Rent or any other sums hereunder, is intended to create a partnership or joint venture between Landlord and Tenant, or to create a principal-and-agent relationship between the parties.

23.21. OFAC. Tenant represents and warrants to Landlord that Tenant is not a party with whom Landlord is prohibited from doing business pursuant to the regulations of the Office of Foreign Assets Control (“OFAC”) of the U.S. Department of the Treasury, including those parties named on OFAC’s “Specially Designated Nationals and Blocked Persons List.” Tenant is currently in compliance with, and shall at all times during the Lease Term remain in compliance with, the regulations of OFAC and any other governmental requirement relating thereto. In the event of any violation of the foregoing provision, Landlord shall be entitled to immediately terminate this Lease and take such other actions as are permitted or required to be taken under law or in equity. Tenant shall defend, indemnify and hold harmless Landlord from and against any and all claims, damages, losses, risks, liabilities and expenses (including reasonable attorneys’ fees and costs) incurred by Landlord arising from or related to any breach of the foregoing certifications. These indemnity obligations shall survive the expiration or earlier termination of this Lease.

23.22. Business Consumer. Tenant acknowledges that Tenant is a “business consumer” for purposes of the Texas Deceptive Trade Practices Act, but should such determination be held otherwise by a final judgment of a court of competent jurisdiction the following shall apply: TENANT WAIVES ALL OF TENANT’S RIGHTS UNDER THE DECEPTIVE TRADE PRACTICES—CONSUMER PROTECTION ACT, SECTION 17.41 ET SEQ., BUSINESS AND COMMERCE CODE (AS CURRENTLY ENACTED OR HEREAFTER MODIFIED), A LAW THAT GIVES CONSUMERS SPECIAL RIGHTS AND PROTECTIONS. AFTER CONSULTATION WITH AN ATTORNEY OF TENANT’S OWN SELECTION, TENANT VOLUNTARILY CONSENTS TO THE FOREGOING WAIVER.

Park West Commerce Center

Coppell, Texas

23.23. No Right to Protest Taxes. Tenant has no right to protest the real estate tax rate assessed against the Building and/or the appraised value of the Building determined by any appraisal review board or other taxing entity with authority to determine tax rates and/or appraised values (each a “Taxing Authority”). Tenant hereby knowingly, voluntarily and intentionally waives and releases any right, whether created by law or otherwise, to (i) file or otherwise protest before any Taxing Authority any such rate or value determination even though Landlord may elect not to file any such protest; (ii) receive, or otherwise require Landlord to deliver, a copy of any reappraisal notice received by Landlord from any Taxing Authority; and (iii) appeal any order of a Taxing Authority which determines any such protest. The foregoing waiver and release covers and includes any and all rights, remedies and recourse of Tenant, now or at any time hereafter, under Section 41.413 and Section 42.015 of the Texas Tax Code (as currently enacted or hereafter modified) together with any other or further laws, rules or regulations covering the subject matter thereof. Tenant acknowledges and agrees that the foregoing waiver and release was bargained for by Landlord and Landlord would not have agreed to enter into this Lease in the absence of this waiver and release. If, notwithstanding any such waiver and release, Tenant files or otherwise appeals any such protest, then Tenant will be in default under this Lease and, in addition to Landlord’s other rights and remedies, Tenant must pay or otherwise reimburse Landlord for all costs, charges and expenses incurred by, or otherwise asserted against, Landlord as a result of any tax protest or appeal by Tenant, including, appraisal costs, tax consultant charges and attorneys’ fees (collectively, the “Tax Protest Costs”). If, as a result of Tenant’s tax protest or appeal, the appraised value for any portion of the Park is increased above that previously determined by the Taxing Authority (such increase, the “Value Increase”) for the year covered by such tax protest or appeal (such year, the “Protest Year”), then Tenant must pay Landlord, in addition to all Tax Protest Costs, an amount (the “Additional Taxes”) equal to the sum of the following: (A) the product of the Value Increase multiplied by the tax rate in effect for the Protest Year; plus (B) the amount of additional Taxes payable during the five (5) year period following the Protest Year, such amount to be calculated based upon the Value Increase multiplied by the tax rate estimated to be in effect for each year during such five (5) year period. Tenant must pay all Additional Taxes—even those in excess of Tenant’s proportionate share of Taxes and which may relate to years beyond the Lease Term. The Additional Taxes will be conclusively determined by a tax consultant selected by Landlord, without regard to whether and to what extent Landlord may be able in years following the Protest Year to reduce or otherwise eliminate any Value Increase. All Tax Protest Costs and Additional Taxes must be paid by Tenant within fifteen (15) days following written demand by Landlord.

23.24. Exhibits. The following exhibits are attached hereto and incorporated herein by this reference:

Exhibit A	– Site Plan
Exhibit A-1	– Premises
Exhibit B	– Signage Criteria
Exhibit C	– Landlord’s Work
Exhibit C-1	– Preliminary Space Plans

24. Landlord’s Lien.

Landlord hereby expressly waives and negates any and all contractual liens and security interests, statutory liens and security interests or constitutional liens and security interests arising by operation of law to which Landlord might now or hereafter be entitled on all property of Tenant now or hereafter placed in or upon the Premises (except for judgment liens that may hereafter arise in favor of Landlord). The waiver and negation contained herein shall not waive, negate or otherwise affect any unsecured claim Landlord may have. Tenant shall have the right at any time to remove its personal property from the Premises without Landlord’s approval.

25. Special Provisions.

25.1. Renewal Term. Base Rent during the Renewal Term shall be determined as follows:

25.1.1. If Tenant timely exercises its option to extend the Lease Term as provided for herein, the Base Rent during the Renewal Term shall be the Market Rate (defined hereinafter) for such space for a term commencing on the first day of the Renewal Term. “Market Rate” shall mean the then prevailing market rate for a comparable term commencing on the first day of the Renewal Term for tenants of comparable size for comparable space in the Building and other buildings of similar use in the vicinity of the Building.

Park West Commerce Center

Coppell, Texas

25.1.2. To exercise any option, Tenant must deliver a binding notice to Landlord no later than nine (9) months prior to the expiration of the initial Lease Term. Thereafter, the Market Rate for the Renewal Term shall be calculated pursuant to Paragraph 25.1.3 and Landlord shall inform Tenant of the Market Rate. Such calculations shall be final and shall not be recalculated at the actual commencement of the Renewal Term. If Tenant fails to timely give its notice of exercise, Tenant will be deemed to have waived its option to extend.

25.1.3. Market Rate shall be determined as follows:

(i) If Tenant provides Landlord with its binding notice of exercise pursuant to Paragraph 25.1.2. within thirty (30) days of receipt of such notice, Landlord shall calculate and inform Tenant of the Market Rate. If Tenant rejects the Market Rate as calculated by Landlord, Tenant shall inform Landlord of its rejection within ten (10) days after Tenant’s receipt of Landlord’s calculation, and Landlord and Tenant shall commence negotiations to agree upon the Market Rate. If Tenant fails to timely reject Landlord’s calculation of the Market Rate it will be deemed to have accepted such calculation. If Landlord and Tenant are unable to reach agreement within fifteen (15) days after Landlord’s receipt of Tenant’s notice of rejection, then the Market Rate shall be determined in accordance with (ii) below.

(ii) If Landlord and Tenant are unable to reach agreement on the Market Rate within said fifteen (15) day period, then within five (5) days thereafter, Landlord and Tenant shall each simultaneously submit to the other in a sealed envelope a good faith estimate of the Market Rate. If the higher of such estimates is not more than one hundred five percent (105%) of the lower, then the Market Rate shall be the average of the two. Otherwise, the dispute shall be resolved by arbitration in accordance with (iii) and (iv) below.

(iii) Within seven (7) days after the exchange of estimates, the parties shall select as an arbitrator an independent MAI appraiser with at least ten (10) years of experience in appraising office/warehouse space in the metropolitan area in which the Building is located (a “Qualified Appraiser”). If the parties cannot agree on a Qualified Appraiser, then within a second period of seven (7) days, each shall select a Qualified Appraiser and within ten (10) days thereafter the two appointed Qualified Appraisers shall select a third Qualified Appraiser and the third Qualified Appraiser shall be the sole arbitrator. If one party shall fail to select a Qualified Appraiser within the second seven (7) day period, then the Qualified Appraiser chosen by the other party shall be the sole arbitrator.

(iv) Within twenty-one (21) days after submission of the matter to the arbitrator, the arbitrator shall determine the Market Rate by choosing whichever of the estimates submitted by Landlord and Tenant the arbitrator judges to be more accurate. The arbitrator shall notify Landlord and Tenant of its decision, which shall be final and binding. If the arbitrator believes that expert advice would materially assist him, the arbitrator may retain one or more qualified persons to provide expert advice. The fees of the arbitrator and the expenses of the arbitration proceeding, including the fees of any expert witnesses retained by the arbitrator, shall be paid by the party whose estimate is not selected. Each party shall pay the fees of its respective counsel and the fees of any witness called by that party.

25.1.4. Tenant’s option to extend this Lease is subject to the conditions that: (x) on the date that Tenant delivers its binding notice exercising an option to extend, and as of the first date of the Renewal Term, Tenant is not in default under this Lease beyond the expiration of any applicable notice and cure periods; and (y) except for a Permitted Transfer, Tenant shall not have assigned the Lease, or sublet any portion of the Premises under a sublease which is effective at any time during the twelve (12) months immediately preceding the last day of the initial Lease Term.

Park West Commerce Center

Coppell, Texas

IN WITNESS WHEREOF, the parties hereto have executed this Lease on the respective dates set opposite their signatures below, but this Lease, on behalf of such party, shall be deemed to have been dated as of the Reference Date.

LANDLORD: PW COMMERCE CENTER LP, a Texas limited partnership By: PW Fairview, Inc., a Delaware corporation, its general partner

Date: Feb 13, 2013		By:	/s/ J. Benjamin Chessar
		Name:	J. Benjamin Chessar
		Title:	Asset Manager

TENANT: ZS PHARMA, INC., a Delaware corporation

Date: Feb 11, 2013	By:	/s/ Alvaro Guillem
	Name:	Alvaro Guillem
	Title:	PRESIDENT & CEO

Park West Commerce Center

Coppell, Texas

EXHIBIT B

Signage Criteria

Tenant may erect a sign stating its name and logo after first securing Landlord’s written approval as provided in Paragraph 6.4 of the Lease as to the size, color, design, wording, materials, method of attachment and location, and all necessary governmental approvals. All signage shall be in accordance with the following guidelines:

A.	Criteria:

1.	All exterior signage shall consist of letters no taller than twenty-four inches (24”). Signage, including logo, may not exceed thirty inches (30”) in height, and shall be placed above Tenant’s primary office entry.

2.	The total sign area in any one location shall not exceed forty square feet (40 s.f.).

3.	Subject to more stringent restrictions of the local government jurisdiction, Tenants located at the ends of buildings may have one sign on the relevant end of the building and one on the side of the building. Tenants with exposure only on the side of a building may have one sign location. Full building users shall have a maximum of three (3) sign locations. In each case, one of the allowed signs shall be placed above the primary office entrance.
4.	All signs shall consist of individual letters applied directly to the building exterior. No signboards, “backboards”, raceways or other intermediate mounting surfaces will be permitted. Vinyl die cut letters may not be used for primary signage mounted directly on the building.

5.	No signs shall be painted on the building.

6.	Tenant shall be allowed limited use of vinyl die cut letters. Where a dock door has been taken out of service by Tenant’s placement of racking, production facilities, or other use of the space, the words “Blocked” in six inch (6”) black vinyl die cut letters much be adhered to the exterior face of the door three feet (3’) above finish floor to assist fire and life safety personnel attempting to access the space. Overhead door numbers, Tenant name or address, or similar information may be mounted utilizing individual four inch (4”) three dimensional letters directly above the overhead door opening, applied directly to the concrete. In further compliance with fire and life safety requirements, vinyl die cut numbers in a height directed by Landlord for the specific building in question may be installed on the window adjacent to the primary office entry, indicating the premises address. Requests by Tenant to use vinyl die cut letters and/or numbers as well as identifying letters or numbers above overhead doors shall be submitted in writing to Landlord. The font shall be Helvetica Medium with size and color to be determined by Landlord on a case by case basis.

All signs installed by Tenant shall be removed upon termination of the Lease with each sign location restored to its former state at Tenant’s sole cost and expense.

B.	Sign Submittals:

Submittals shall be made to Landlord, shall be in writing, and shall include a digital photo or photos and building elevations showing 1) location; 2) letter, number and/or logo sizes; 3) graphic style; 4) materials; 5) colors; and 6) installation method.

Park West Commerce Center

Coppell, Texas

EXHIBIT C

Landlord’s Work

1. INITIAL IMPROVEMENTS.

Landlord shall cause to be constructed, in a good workmanlike manner, the improvements (herein, the “Tenant Improvements”) to the Premises reflected in the space plans attached to the Lease as Exhibit C-1 (the “Preliminary Space Plans”). The Tenant Improvements shall be performed at Tenant’s cost to the extent only in excess of the Improvement Allowance. Notwithstanding anything to the contrary herein or in the Lease, Tenant shall be responsible, at its own expense (and not as part of the Improvement Allowance), for the installation and construction of all tenant-specific improvements, including, without limitation, phone, computer and similar cabling and wiring; any panel to panel electrical and other data cabling required for work stations, cubicles and other office furniture systems; security and access systems; and all office furniture and associated hardware therefor.

Landlord shall prepare any necessary construction drawings for the construction of the Tenant Improvements, shall promptly seek from the appropriate governmental authorities the issuance of all necessary building permits, and, upon receipt thereof, shall promptly commence and diligently pursue to completion the construction of the Tenant Improvements.

Landlord, or an agent of Landlord, shall provide project management services in connection with the construction of the Tenant Improvements and the Change Orders (hereinafter defined). Such project management services shall be performed, at Tenant’s cost, for a fee of three percent (3%) of all hard construction costs for the Tenant Improvements and Change Orders (the “Construction Management Fee”).

Landlord warrants and represents to Tenant that the Premises and the Tenant Improvements shall comply with Applicable Laws upon the delivery thereof to Tenant.

2. CHANGE ORDERS. If, prior to the Commencement Date, Tenant shall require improvements or changes (individually or collectively, “Change Orders”) to the Premises in addition to, revision of, or substitution for the Tenant Improvements outlined in the Preliminary Space Plans, Tenant shall deliver to Landlord for its approval plans and specifications for such Change Orders. If Landlord does not approve of the plans for Change Orders, Landlord shall advise Tenant of the revisions required within five (5) business days after receipt. Tenant shall revise and redeliver the plans and specifications to Landlord within five (5) business days of Landlord’s advice or Tenant shall be deemed to have abandoned its request for such Change Orders. Tenant shall pay for all preparations and revisions of plans and specifications, and the construction of all Change Orders, to the extent the cost of the Tenant Improvements (as so modified by all Change Orders) is in excess of the Improvement Allowance.

3. COMPLETION DATE DELAY. As used in this Lease, the “Completion Date” shall be deemed to be the date that the Tenant Improvements have been Substantially Completed and the Premises tendered to Tenant; provided, however, if any one or more of the following (a “Tenant Delay”), has caused the Completion Date to occur after April 1, 2013 (the “Intended Delivery Date”), the Completion Date shall be accelerated (i.e., moved back) by the number of days substantial completion of the Tenant Improvements was actually delayed because of any such Tenant Delays:

(a) Tenant’s request for Change Orders to the extent such Change Orders actually cause a delay; or

(b) Tenant’s delay in providing information critical to the normal progression of the project. Tenant shall provide such information as soon as reasonably possible, but in no event longer than one week after receipt of such request for information from the Landlord; or

(c) Tenant’s delay in making payments to Landlord for costs of the Change Orders (if required hereunder); or

Park West Commerce Center

Coppell, Texas

(d) Any other act or omission by Tenant, its agents, contractors or persons employed by any of such persons, to the extent a delay results therefrom.

Landlord shall promptly notify Tenant of any circumstances or acts or omissions of Tenant that constitute a Tenant Delay hereunder. If the Completion Date occurs after the Intended Delivery Date and such delay has resulted from a Tenant Delay, then, for purposes of this Lease, the Completion Date shall be deemed to be the date, as reasonably determined by the project architect (the “Architect”), on which the Tenant Improvements would have been Substantially Complete but for any Tenant Delay.

4. ACCESS BY TENANT PRIOR TO COMMENCEMENT OF TERM. Landlord shall permit Tenant and its agents Early Entry pursuant to Article 3 of the Lease for the sole purpose of performing tenant installations; provided, however, such permission shall constitute a license only, conditioned upon Tenant’s:

(a) working in harmony with Landlord and Landlord’s agents, contractors, workmen, mechanics and suppliers and with other tenants and occupants of the Building;

(b) obtaining in advance Landlord’s approval of the contractors proposed to be used by Tenant and depositing with Landlord in advance of any work (i) evidence reasonably satisfactory to Landlord of Tenant’s financial ability to complete such work, and (ii) the contractor’s statement of the scope of work to be performed (or a copy of its construction contract with Tenant) and the form of lien waivers intended to be utilized by the contractor and all subcontractors and suppliers of material; and

(c) furnishing Landlord with such insurance as Landlord may require against liabilities which may arise out of such entry.

In the event Tenant shall fail to comply with any of the foregoing, Landlord shall have the right to withdraw such license upon twenty-four (24) hours’ written notice to Tenant. Landlord shall not be liable in any way for any injury, loss or damage which may occur to any of Tenant’s property or installations in the Premises prior to the Commencement Date, except to the extent caused by Landlord’s gross negligence or willful misconduct. Tenant shall protect, defend, indemnify and save harmless Landlord from all liabilities, costs, damages, fees and expenses arising out of the activities of Tenant or its agents, contractors, suppliers or workmen in the Premises or the Building. Tenant shall be responsible for and shall promptly repair any damage to the Premises or Landlord’s Work therein arising out of Tenant’s entry onto the Premises hereunder. Tenant shall also be responsible for coordinating its work with the work of Landlord.

5. WALK THROUGH; PUNCH LIST. Promptly after completion of the Tenant Improvements, Landlord’s representative, Tenant’s representative, the Architect and the general contractor shall jointly inspect the Tenant Improvements and the Architect shall prepare a detailed list of mechanical adjustments or minor details of construction (“Punch List Items”) to be corrected. All Punch List Items shall be completed within thirty (30) days following Tenant’s occupancy of the Premises, and Tenant shall sign off on the completed list if so requested.

6. WARRANTIES. Landlord agrees that it shall, at Landlord’s sole cost and expense, promptly correct or repair any latent or hidden defects in the Tenant Improvements, provided that Tenant provides Landlord with written notice of such defects within one (1) year after the Commencement Date. The correction of such defects shall include the repair or replacement of all or any part of the Tenant Improvements and/or the Premises that may be damaged or disturbed in the performance of such corrections.

7. MISCELLANEOUS. Landlord and Tenant agree to work together in good faith and to cooperate reasonably with one another so as to facilitate the completion of the Tenant Improvements in accordance with the terms of this Exhibit C.

Park West Commerce Center

Coppell, Texas